Exhibit 2.1

ARRANGEMENT AGREEMENT

among

QUEST SOFTWARE, INC.,

BOLTS ACQUISITION CORPORATION

and

BAKBONE SOFTWARE INCORPORATED

Dated as of November 8, 2010

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT, dated as of November 8, 2010 (this “Agreement”), among QUEST SOFTWARE, INC., a Delaware corporation (“Parent”), BOLTS ACQUISITION CORPORATION, a Canadian corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and BAKBONE SOFTWARE INCORPORATED, a Canadian corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent has proposed to acquire the Company through the Arrangement described herein upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has determined that the business combination to be effected by means of the Plan of Arrangement described herein is advisable and in the best interests of the Company and the shareholders of the Company and has unanimously approved the transactions contemplated by this Agreement and resolved and determined to recommend approval of the Arrangement Resolution to the Securityholders;

WHEREAS, Acquisition Sub is indirectly or directly a wholly owned Subsidiary of Parent, the board of directors of Acquisition Sub has determined that the business combination to be effected by means of the Plan of Arrangement is advisable and in the best interests of Acquisition Sub and has approved the transactions contemplated by this Agreement, and the board of directors of Parent has determined that it is in the best interests of Parent for Parent to enter into this Agreement;

WHEREAS, in furtherance of such business combination, the Company Board has agreed to submit the Plan of Arrangement and other transactions contemplated hereby to the Securityholders and the Court for approval; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and certain shareholders of the Company are entering into Support Agreements, each dated as of the date of this Agreement (the “Support Agreements”), providing that, among other things, such shareholders will vote their Company Shares in favor of the Arrangement Resolution, subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

1.	DEFINITIONS.

1.1 Definitions.

(a) For purposes of this Agreement:

“Acquisition Proposal” means any written proposal or offer (including through a public announcement) for a merger, amalgamation, business combination, take-over bid, tender offer, statutory arrangement, recapitalization, liquidation or sale of assets representing 20% or more of the net income, revenues or assets of the Company and its Subsidiaries, taken as a whole, any direct or indirect redemption, purchase or sale of shares of capital stock or other securities of the Company or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the equity or voting interest of the Company and its Subsidiaries, taken as a whole, on a Fully Diluted Basis or similar transactions involving the Company or such Subsidiaries, excluding this Agreement or any transaction to which Parent or an Affiliate of Parent is a party.

“Acquisition Sub” has the meaning assigned to such term in the preamble.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning assigned to such term in the preamble.

“Arrangement” means the arrangement under the provisions of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or Section 9.1, or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the resolution to be considered and if thought fit, passed, by the Securityholders at the Meeting to approve the Plan of Arrangement to be substantially in the form and content of Annex B annexed hereto.

“Business Day” means any day on which commercial banks are generally open for business in San Diego, California, and Calgary, Alberta, other than a Saturday or a Sunday.

“Canadian Securities Authorities” means the securities commissions in each of the Provinces of British Columbia, Alberta and Ontario.

“Canadian Securities Laws” means the securities laws of each of the Provinces of British Columbia, Alberta and Ontario, and the rules, regulations and policies published and/or promulgated thereunder as now in effect and as they may be promulgated or amended from time to time.

“CBCA” means the Canada Business Corporations Act, including the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Change in Recommendation” has the meaning assigned to such term in Section 6.5(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“ColdSpark Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 11, 2009, by and among the Company, Chickasaw Acquisition Corporation, Chickasaw Acquisition Corporation II, ColdSpark, Inc. and Tom Neustaetter as stockholder representative.

“ColdSpark Settlement Agreement” means that certain Settlement Agreement and General Release of Claims dated as of November 8, 2010, by and among JK&B Capital IV and JK&B Capital IV QIP, and Tom Neustaetter, individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined therein), on the one hand, and the Company, on the other hand.

“Common Shareholders” means holders of Common Shares, in their capacities as such.

“Common Shares” means the Common Shares of the Company.

“Company” has the meaning assigned to such term in the preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” means the recommendation of the Company Board that the Securityholders approve the Arrangement Resolution.

“Company Intellectual Property” means all Intellectual Property and Technology owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company IP Contract” means any Contract to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Company Intellectual Property developed by, with, or for the Company or any Company Subsidiary or licensed by or to the Company or any Company Subsidiary.

“Company Material Contract” has the meaning assigned to such term in Section 3.19(a).

“Company Option Plans” means the 2000 Stock Option Plan, the 2002 Stock Option Plan and the BakBone Software Incorporated 2003 Equity Incentive Plan.

“Company Options” means options to purchase Common Shares from the Company, whether granted by the Company pursuant to the Company Option Plans or otherwise.

“Company Public Documents” has the meaning assigned to such term in Section 3.10(a).

“Company Shareholders” means holders of Company Shares, in their capacities as such.

“Company Shares” means, collectively, Common Shares and Preferred Shares.

“Company Software” means all software owned, marketed, supported, licensed, distributed or otherwise made available to any Person by the Company or any Company Subsidiary, and all software in development by the Company or any Company Subsidiary and all versions thereof, including the following software products of the Company branded as: NetVault: Backup, NetVault: Backup Application Plugin Modules, NetVault: FASTRecover, NetVault: Report Manager Pro, NetVault: SmartDisk, MailMeter Email Archive and MailMeter File Archiver.

“Company Standard Software License” means the standard forms of software licenses, including non-material variations thereof, by which Company or any Company Subsidiary licenses the Company Software to third parties for their use.

“Company Subsidiaries” means the Entities described in Section 3.1(b) of the Disclosure Letter.

“Company Warrants” means warrants to purchase Common Shares from the Company.

“Competition Act” means the Competition Act (Canada), R.S. 1985, C. C-34, as it is now in effect and as it may be amended.

“Continuing Employees” has the meaning assigned to such term in Section 6.7(a).

“Contract” means any contract, agreement, purchase order, commitment, undertaking, understanding, arrangement, license, lease, note, bond, mortgage, indenture, loan, deed of trust or instrument, whether or not in writing.

“Court” means the Court of Queen’s Bench of Alberta.

“Data Room Information” means the documents and information that were made accessible to Parent through the Company’s on-line data room prior to the date hereof.

“Disclosure Letter” has the meaning assigned to such term in Section 3.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissenting Shareholders” means Common Shareholders, if any, who have duly and validly exercised their Dissent Rights in compliance with the Dissent Rights and such Dissent Rights have not terminated.

“Dissenting Shares” means the Common Shares held by Dissenting Shareholders, if any.

“Effective Date” means the date when the Arrangement becomes effective pursuant to the CBCA and the Final Order.

“Effective Time” means 12:01 a.m. on the Effective Date.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

“Environmental Laws” means any Legal Requirements relating to: (i) releases or overtly threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

“ERISA” has the meaning assigned to such term in Section 3.13(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement Amount” has the meaning set forth in Section 8.3(b).

“Final Order” means the final order of the Court approving the Arrangement under the CBCA as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal.

“Fully Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all Common Shares issuable in connection with the ColdSpark Merger Agreement are issued.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any (i) U.S., Canadian, federal, state, provincial, local or foreign government, (ii) governmental commission, quasi-governmental entity, board, body, bureau, agency, or other judicial, administrative or regulatory (including stock exchange) authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substances” means: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any other Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Person” has the meaning assigned to such term in Section 6.8(f).

“Information Circular” means the notice of the Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, and documents incorporated therein, to be sent to the Securityholders in connection with the Meeting, as the same may be amended, supplemented or otherwise modified subject to this Agreement.

“Intellectual Property” means any and all rights with respect to (i) U.S., Canadian and foreign patents, patent applications, utility models and inventor’s certificates relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”); (ii) rights in works of authorship including any domestic and foreign copyrights, whether registered or unregistered, including moral rights, and including registrations thereof and applications therefor (“Copyrights”); (iii) U.S., Canadian and foreign trademarks, service marks, service names, trade names, trade dress, logos, slogans, 800 numbers, corporate names and domain names, whether registered or unregistered, including registrations thereof and applications therefor (“Trademarks”); (iv) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information) (“Trade Secrets”); (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Legal Requirements of any jurisdiction, whether registered or unregistered, and any applications for registration therefor; (vi) URL and domain name registrations, (vii) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (viii) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.3, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court.

“Investment Canada Act” means the Investment Canada Act, R.S. 1985, c.28, as it is now in effect and as it may be amended.

“IRS” means the United States Internal Revenue Service.

“ITCs” has the meaning assigned to such term in Section 3.17(q).

“Knowledge of the Company” means the actual knowledge of the directors of the Company, and the actual knowledge, after due inquiry by each such individual of any direct reports who have been made aware of the Arrangement prior to the execution of this Agreement, of the executive officers, senior vice-presidents and corporate controller of the Company, and any other individuals holding positions or having functions senior to the aforementioned positions.

“Legal Proceeding” means any lawsuit, court action or other court proceeding.

“Legal Requirement” means all applicable laws (statutory, common or otherwise), statutes, by-laws, rules, regulations, treaties, ordinances, conventions, orders, codes, policies, notices and directions (having the force of law) and judicial, arbitral, administrative, ministerial or departmental judgments, awards, injunctions, decrees, rulings or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable party.

“Lien” means any lien, mortgage, encumbrance, pledge or security interest.

“Made Available” has the meaning assigned to such term in Section 9.12(f).

“Material Adverse Effect” means with respect to the Company, a change, event, development, circumstance, state of facts, condition or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (a) has had or is reasonably likely to have, a material adverse effect on the business, assets and liabilities (taken together), results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, or (b) prevents the consummation of the Arrangement, or materially impedes or materially delays the consummation of the Arrangement beyond the latest possible Termination Date (as provided in the definition of such term); provided, however, that none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any general changes in the economy or financial markets; (ii) any changes in general economic or business conditions that generally affect industries in which the Company and the Company Subsidiaries conduct business; (iii) any act of terrorism, war, national or international calamity or any other similar event; (iv) any Effect from the announcement of this Agreement or the Arrangement; (v) any change in GAAP or any change in Legal Requirements applicable to the operation of the business of the Company and the

Company Subsidiaries; or (vi) any decline in the Company’s stock price, in and of itself; provided that any Effect of a type described in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether there was a Material Adverse Effect to the extent that such Effect affects the Company and the Company Subsidiaries disproportionately to the effect thereof on their industry peers.

“Meeting” means the special meeting of the Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called in accordance with the Interim Order to consider the Arrangement Resolution.

“Meeting Date” means the date on which the Meeting is held and the Arrangement Resolution is voted on by the Securityholders.

“Most Recent Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2010.

“Multiemployer Plan” has the meaning assigned to such term in Section 3.13(b).

“Multiple Employer Plan” has the meaning assigned to such term in Section 3.13(b).

“Necessary Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities, or self-regulatory organizations, as set out in Annex A annexed hereto.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation and by-laws, as amended and in effect on the date of this Agreement, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Parent” has the meaning assigned to such term in the preamble.

“Permits” has the meaning assigned to such term in Section 3.9(a).

“Permitted Encumbrances” means (i) Liens for Taxes not yet due and payable, (ii) Liens reflected in the financial statements (including any related notes) contained in the Company Public Documents, and (iii) Liens that do not materially detract from the value or materially interfere with the present use of the assets or properties subject thereto or affected thereby.

“Per Share Common Purchase Price” has the meaning assigned to such term in Section 2.3(b).

“Per Share Preferred Purchase Price” has the meaning assigned to such term in Section 2.3(a).

“Person” means an individual or Entity.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Annex C annexed hereto as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or Section 9.1 or made at the direction of the Court in the Final Order.

“Plans” has the meaning assigned to such term in Section 3.13(a).

“Pre-Acquisition Reorganization” has the meaning assigned to such term in Section 6.11(a).

“Preferred Shareholders” means holders of Preferred Shares, in their capacities as such.

“Preferred Shares” means the Series A Preferred Shares of the Company.

“Registered Company Intellectual Property” has the meaning assigned to such term in Section 3.16(a).

“Representative” of a particular Person means the directors, officers, employees, agents, advisors (including financial and legal advisors) and other representatives of such Person.

“Required Securityholder Vote” has the meaning assigned to such term in Section 2.2(b).

“Response Period” has the meaning set forth in Section 6.6(a)(ii).

“Retention Plan” means the BakBone Software Incorporated 2010 Retention Plan.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 3.10(a).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, Canadian Securities Laws, the Securities Act and the Exchange Act.

“Securityholders” at any time means, collectively, the Company Shareholders, holders of Company Options and holders of Company Warrants at such time.

“Specified Termination Fee” has the meaning set forth in Section 8.3(a).

“Standard Software” means software that is (A) licensed to the Company or any Company Subsidiary pursuant to a non-exclusive license, (B) not incorporated into the Company’s or any Company Subsidiary’s products, and (C) third-party software that is generally available on standard terms, is typically used in software development and involves annual payments by the Company of $25,000 or less.

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other Person means an Entity with respect to which such Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (B) at least 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal: (i) to acquire not less than 50.1% of the outstanding Common Shares (on a Fully Diluted Basis) and not less than all of the Preferred Shares, or not less than 50.1% of the consolidated assets of the Company, (ii) that is reasonably capable of being completed, taking into account to the extent considered appropriate by the Company Board in good faith, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) in respect of which financing to complete the Acquisition Proposal in full has been demonstrated to the satisfaction of the Company Board after receipt of advice from its outside legal counsel and financial advisor to be then committed, (iv) that is not subject to any due diligence condition or financing condition, and (v) that the Company Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisor and after taking into account to the extent considered appropriate by the Company Board in good faith all the terms and conditions of the Acquisition Proposal, is on terms and conditions that are more favourable from a financial point of view to the Company Shareholders, taken as a whole, than those contemplated by this Agreement (after taking into account any binding modifications to this Agreement proposed by Parent in writing prior to the making of such determination, as contemplated by Section 6.6).

“Support Agreements” has the meaning assigned to such term in the recitals to this Agreement.

“Tail Policy” has the meaning assigned to such term in Section 6.8(c).

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security, Canada Pension Plan, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, proprietary information, protocols, schematics, design information, build instructions, specifications, technical data, software code (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Termination Date” means one hundred twenty (120) days following the date of this Agreement, subject to the right of each of the Company and Parent to unilaterally postpone the Termination Date for up to an additional sixty (60) days (in fifteen- (15)- day increments) if any condition set out in Sections 7.1(c), 7.1(d) and 7.1(e) has not been obtained and none of these conditions has become unobtainable based upon a final and nonappealable decision or order of a Governmental Authority, by giving written notice to the other parties to such effect no later than 5:00 p.m. (Eastern time) on the date that is three (3) Business Days prior to the original Termination Date (or any subsequent Termination Date), or such other date as may be mutually agreed to in writing by the parties hereto; provided that notwithstanding the foregoing, a party hereto shall not be permitted to postpone the Termination Date if the failure to satisfy any condition set out in Sections 7.1(c), 7.1(d) and 7.1(e) is materially the result of such party’s failure to cooperate in accordance with Section 6.9 or any other breach by such party of this Agreement.

“Termination Fee” has the meaning ascribed thereto in Section 8.3.

“Third Party” means any Person other than (i) Parent, Acquisition Sub and Parent’s other Subsidiaries and (ii) the respective Representatives of Parent and its Subsidiaries.

“U.S.” means the United States of America.

“Voting Debt” has the meaning assigned to such term in Section 3.4(b).

2.	THE ARRANGEMENT.

2.1 Implementation Steps by the Company. The Company covenants in favor of Acquisition Sub and Parent that the Company shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable after the date of this Agreement, but in any event in sufficient time to hold the Meeting in accordance with Section 2.1(b), apply in a manner reasonably acceptable to Acquisition Sub and Parent under the CBCA for the Interim Order, and thereafter diligently pursue the application to the Court for the Interim Order;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than the date that is seventy-five (75) days after the date of the Agreement (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), convene and hold the Meeting for the purposes of considering the Arrangement Resolution;

(c) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Meeting without Parent’s prior written consent; without limiting the generality of the foregoing, but subject to the parties’ respective termination rights under Section 8.2, the Company’s obligations pursuant to this Section 2.1(c) shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (y) a Change in Recommendation;

(d) subject to compliance by the directors and officers of the Company with their fiduciary duties, use commercially reasonable efforts to solicit from the Securityholders proxies in favour of the approval of the Arrangement Resolution; if requested by Parent and Acquisition Sub, appoint and use a dealer or other proxy solicitation agent to be agreed upon by the Company and take all such other commercially reasonable action that is necessary or desirable to secure the approval of the Arrangement Resolution by the Securityholders. The Company agrees that Parent, Acquisition Sub or its Affiliates may at any time actively solicit proxies in favour of the Arrangement Resolution and shall disclose in the Information Circular that such solicitations may be made;

(e) provide such reasonable assistance as Parent, Acquisition Sub or their agents may reasonably request in connection with communicating the Arrangement and any amendments and supplements thereto to the Securityholders, including delivering to Parent: (A) within three (3) Business Days following the mailing of the Information Circular and thereafter promptly upon request and in any event within three (3) Business Days following the receipt of such request, basic lists of all holders of Company Shares, Company Options and Company Warrants showing the name and address of each holder and the number of Company Shares, Company Options and Company Warrants held by each such holder (together with participants lists), all as shown on the records of the Company as of a date that is not more than three (3) Business Days prior to the date of delivery of such basic lists; and (B) from time to time, at the request of Parent, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in clause (A) above in the names or addresses of the holders of Company Shares, Company Options and Company Warrants or the number of Company Shares, Company Options and Company Warrants, as the case may be, held by each such holder (together with participants lists);

(f) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(g) subject to obtaining the Final Order and in accordance with Section 2.3(d), send to the director under the CBCA, for endorsement and filing by the director under the CBCA, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2 Interim Order. The application referred to in Section 2.1(a) shall, unless the Company and Parent otherwise agree, include a request that the Interim Order provide, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided, including the record date for determining the Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for determining the Persons entitled to vote at the Meeting;

(b) that, subject to the approval of the Court, the requisite approval of the Arrangement Resolution (the “Required Securityholder Vote”) will be (i) not less than 66 2/3% of the votes cast on the Arrangement Resolution by holders of Common Shares, holders of Preferred Shares, holders of Company Options and holders of Company Warrants present in person or by proxy at the Meeting and voting together (with each holder of Common Shares being entitled to one vote for each Common Share held, each holder of Preferred Shares being entitled to one vote for each Preferred Share held, each holder of Company Options being entitled to one vote for each Common Share subject to the Company Options held by such holder that such holder would be entitled to acquire if such holder exercised all Company Options held by such holder, without reference to any vesting provisions or exercise price, and each holder of Company Warrants being entitled to one vote for each Common Share subject to the Company Warrants held by such holder that such holder would be entitled to acquire if such holder exercised all Company Warrants held by such holder, without reference to any vesting provisions or exercise price) and (ii) not less than 50.01% of the votes cast on the Arrangement Resolution by holders of Common Shares other than the votes attached to Common Shares required under Multilateral Instrument 61-101 Protection of Minority Securityholders in Special Transactions to be excluded in connection with the approval of the Arrangement Resolution;

(c) for the grant of the Dissent Rights;

(d) for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(e) that in all other respects, the terms, restrictions and conditions of the Organizational Documents of the Company shall apply in respect of the Meeting, including the quorum requirements.

2.3 Plan of Arrangement.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the Arrangement, each holder of Preferred Shares shall be entitled to receive $1.291667 (the “Per Share Preferred Purchase Price”) for each Preferred Share held.

(b) Subject to the terms and conditions of this Agreement, and in accordance with the Arrangement, each holder of Common Shares (other than a Dissenting Shareholder) shall be entitled to receive $0.33 (the “Per Share Common Purchase Price”) for each Common Share held.

(c) Subject to the terms and conditions of this Agreement and in accordance with the Arrangement, the Company and the Company Board (or the appropriate committee thereof) shall cause all of the outstanding Company Options to be canceled and terminated effective as of the Effective Time. Subject to the terms and conditions of this Agreement and in accordance with the Arrangement, the Company and the Company Board (or the appropriate committee thereof) shall cause, effective as of immediately prior to the Effective Time, the vesting of each outstanding restricted stock unit of the Company to be fully accelerated and the contractual restrictions thereon (including any contractual forfeiture, repurchase and transferability restrictions) to terminate.

(d) The Articles of Arrangement shall implement the Arrangement. On the fifth (5th) Business Day after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) set forth in Section 7, unless another time or date is agreed to by the parties hereto, the Articles of Arrangement shall be filed with the director under the CBCA. From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Legal Requirements (including the CBCA), and the Company, Acquisition Sub and Parent will be bound by the provisions of the Plan of Arrangement as provided therein. Acquisition Sub will make, and Parent shall cause Acquisition Sub to make, arrangements for all payments required to be made by Acquisition Sub as contemplated pursuant to the Plan of Arrangement to be made on the Effective Date. The closing of the transactions contemplated hereby shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, or at such other location as the parties may mutually decide, on the Effective Date. Notwithstanding the foregoing, Parent and Acquisition Sub shall not be required to complete the Arrangement prior to the fifth (5th) Business Day after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) set forth in Section 7.

2.4 Information Circular.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty (20) Business Days thereafter (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), the Company shall have prepared the Information Circular together with any other documents required by the CBCA, applicable Securities Laws or other applicable Legal Requirements in connection with the approval of the Arrangement Resolution by the Securityholders at the Meeting.

(b) As promptly as reasonably practicable after the date of this Agreement, but in any event within sufficient time such that the Meeting may occur in accordance with Section 2.1(b) (unless any delay beyond the date set forth therein has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub) and in compliance with all applicable Securities Laws and the Organizational Documents of the Company, the Company shall, unless otherwise agreed by the parties hereto, cause the Information Circular and other documentation required in connection with the Meeting to be sent to each Securityholder and filed as required by the Interim Order and applicable Securities Laws. The Information Circular shall include the recommendation of the Company Board that Securityholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement and will include a copy of the fairness opinion of GCA Savvian described in Section 3.22.

2.5 Preparation of Filings.

(a) The parties hereto shall co-operate in the preparation of any application for the Necessary Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the parties hereto to be necessary to discharge its respective obligations or otherwise advisable under applicable Legal Requirements in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b) The parties hereto shall co-operate in the preparation and filing of the Information Circular, and in the mailing of the Information Circular. The Company shall provide Parent and Acquisition Sub and their representatives with a reasonable opportunity to review and comment on the Information Circular, including by providing on a timely basis a description of any information required to be supplied by Parent and Acquisition Sub for inclusion in the Information Circular, prior to its mailing to Securityholders and filing in accordance with the Interim Order and applicable Security Laws; and will accept the reasonable comments of Parent and Acquisition Sub and their legal counsel with respect to any such information required to be supplied by Parent and Acquisition and included in the Information Circular. Except as provided in the immediately preceding sentence, Parent and Acquisition Sub acknowledge that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Information Circular will be determined solely by the Company acting reasonably.

(c) Parent and Acquisition Sub shall provide the Company with any information for inclusion in the Information Circular which may be required under applicable Law or which is reasonably requested by the Company.

(d) The Company shall ensure that the Information Circular (other than disclosure relating to and provided by Parent and Acquisition Sub) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent and Acquisition Sub).

(e) Parent and Acquisition Sub shall ensure that the information to be provided by them for inclusion in the Information Circular will, at the time of the mailing of the Information Circular, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein, not misleading in light of the circumstances under which they are made.

(f) Each of the parties hereto shall promptly notify the other if at any time before the Effective Time it becomes aware that the Information Circular, an application for a Necessary Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Information Circular, such application, registration statement, circular or filing, and the parties hereto shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by the Company.

(g) The Company will promptly inform Parent and Acquisition Sub of any requests or comments made by the Canadian Securities Authorities or the SEC in connection with the Information Circular. Each of the parties hereto will use its respective commercially reasonable efforts to resolve all requests or comments made by the Canadian Securities Authorities or the SEC with respect to the Information Circular and any other required filings under applicable Securities Laws as promptly as practicable after receipt thereof.

(h) The Company will advise Parent and Acquisition Sub as they may reasonably request, and on a daily basis on each of the last seven (7) Business Days prior to the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and any other matters to be considered at the Meeting.

(i) The Company will promptly advise Parent and Acquisition Sub of any written notice of Dissent Rights exercised or purported to have been exercised by any Securityholder received by the Company in relation to the Meeting and the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Securityholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(j) The Company will give notice to Parent and Acquisition Sub of the Meeting and allow Parent’s and Acquisition Sub’s representatives and legal counsel to attend the Meeting.

2.6. Court Proceedings. The Company will provide Parent and Acquisition Sub and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Parent and Acquisition Sub for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of Parent and Acquisition Sub and their legal counsel with respect to any such information required to be supplied by Parent and Acquisition Sub and included in such material. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Arrangement. The Company will also provide legal counsel to Parent and Acquisition Sub on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, including for greater certainty the Interim Order and the Final Order, except as contemplated hereby or with Parent’s and Acquisition Sub’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Parent and Acquisition Sub to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s and Acquisition Sub’s obligations set forth in any such filed or served materials or under this Agreement.

2.7. Additional Benefits Matters. Promptly following the date hereof, the Company shall take all necessary actions that are necessary to effect the transactions described in Section 2.3 above pursuant to the terms of the applicable Company Option Plans and agreements evidencing the Company Options. All amounts payable pursuant to Section 2.3 shall be paid without interest. Any payments made pursuant to Section 2.3 shall be net of all applicable withholding Taxes that Parent, Company and/or the paying agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of Legal Requirements. To the extent that amounts are so deducted and withheld by Parent, Company or the paying agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Company or the paying agent.

2.8. Public Communications. The initial press release relating to the entering into and execution of this Agreement shall be a joint press release issued by the Company and Parent. The parties hereto agree to co-operate in the preparation of presentations, if any, to Securityholders regarding the Arrangement, and no party hereto shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement, without the consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); and the Company shall not make any filing with any Governmental Authority with respect to the Arrangement without prior consultation with Parent and Acquisition Sub, and Parent and Acquisition Sub shall not make any filing with any Governmental Authority with respect to the Arrangement without prior consultation with the Company; provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the party making any such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other parties hereto and reasonable opportunity for the other parties hereto to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing, and provided further, that, except as otherwise required by Section 6.5(c) of this Agreement, the Company shall have no obligation to consult with Parent and Acquisition Sub prior to any disclosure by the Company with regard to an Acquisition Proposal.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub, except as set forth in the disclosure letter delivered to Parent in accordance with Section 9.15 (the “Disclosure Letter”), as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized under the Legal Requirements of the jurisdiction in which it is organized) under the Legal Requirements of Canada and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under the Legal Requirements of the applicable jurisdiction), in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Letter lists as of the date of this Agreement the name and jurisdiction of organization of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (to the extent such concept is recognized under the Legal Requirements of the jurisdiction in which it is organized) in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under the Legal Requirements of the applicable jurisdiction), in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

3.2 ColdSpark Settlement. The ColdSpark Settlement Agreement has been duly authorized, executed and delivered by each of the parties thereto, and is in full effect. The ColdSpark Settlement Agreement embodies the complete agreement and understanding among the parties thereto and there are no obligations binding upon the parties thereto with respect to the subject matter thereof, other than those expressly set forth in the ColdSpark Settlement Agreement, which has not been amended, superseded, preempted or otherwise modified in anyway since the date of its execution.

3.3 Organizational Documents. The Company has Made Available to Parent a copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are true, correct, complete and in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

3.4 Capitalization.

(a) The authorized share capital of the Company consists of an unlimited number of Common Shares and 22,000,000 Preferred Shares. As of the close of business on November 8, 2010: (i) 80,884,597 Common Shares were issued and outstanding, and 5,854,218 Common Shares were subject to future issuance pursuant to the terms of the ColdSpark Merger Agreement; (ii) 18,000,000 Preferred Shares were outstanding; (iii) 6,178,558 Common Shares were issuable upon exercise of outstanding Company Options granted pursuant to the Company Option Plans; (iv) 885,025 Common Shares were issuable upon exercise of outstanding Company Warrants; and (v) no restricted stock unit awards of the Company were outstanding pursuant to the terms of that certain Stand-Alone Restricted Stock Unit Award Agreement dated April 27, 2007, as amended (the “Company RSUs”). As of the close of business on November 8, 2010, 4,152,958 Common Shares were reserved for future issuance pursuant to the Company Option Plans. The Company has Made Available to Parent copies of (A) the Company Option Plans, (B) the forms of all stock option agreements evidencing all Company Options granted thereunder, (C) the forms of all restricted stock unit award agreements of the Company in effect and (D) the forms of all Company Warrants.

(b) All issued and outstanding Common Shares and Preferred Shares have been, and all Common Shares and Preferred Shares which may be issued pursuant to the exercise of outstanding Company Options will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except required under any Legal Requirement. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or any Company Subsidiaries issued and outstanding. Except for the Company Option Plans and the Company RSUs, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any Common Shares or Preferred Shares or any other equity interest or Voting Debt of Company or any Subsidiary of Company or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any Common Shares or Preferred Shares or any other equity interest or Voting Debt of the Company or any Company Subsidiaries or obligating the Company or any such Company Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries. There are no Common Shares outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company. No Company Subsidiary owns any Common Shares.

(c) All outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary set forth in Section 3.1(b) of the Disclosure Letter have been validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Encumbrances. Other than the Subsidiaries of Company set forth in Section 3.1(b) of the Disclosure Letter, the Company does not directly or indirectly own any equity interests in any other Person except for non-controlling investments made in the ordinary course of business.

(d) There are no voting trusts or other agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of any Common Shares, Preferred Shares or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its shares of capital stock that are in effect.

(e) There are no outstanding Company Options or outstanding Company Warrants whose per-share exercise price is lower than the Per Share Common Purchase Price.

3.5 Authority Relative to this Agreement and the Arrangement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Securityholder Vote and the satisfaction of the other conditions set forth in Sections 7.1 and 7.3, to consummate the Arrangement. The adoption, execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Arrangement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Arrangement (other than obtaining the Required Securityholder Vote and the filing of appropriate documents with respect to the Arrangement as required by the CBCA). This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to the execution of this Agreement, the Company Board (i) approved this Agreement, (ii) determined that this Agreement and the Plan of Arrangement are advisable, fair to the holders of Common Shares and Preferred Shares and in the best interests of the Company and the shareholders of the Company, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iv) resolved to make the Company Board Recommendation.

3.6 No Violation; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Arrangement will not: (i) conflict with or cause a violation of any of the provisions of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) cause a violation by the Company or any of the Company Subsidiaries of any Legal Requirement applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) on the part of the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract.

(b) Except for (i) any approvals or filings required by the Interim Order, (ii) the Final Order, (iii) the approval of the Arrangement Resolution by the Securityholders, (iv) any filings under the CBCA and (v) the Necessary Regulatory Approvals, the Company is not required to make any filing with or to obtain any permit, authorization, consent or approval from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Arrangement.

3.7 Competition Act. Neither the aggregate value of the assets in Canada of the Company and Persons controlled by the Company, determined as of March 31, 2010, being the last day of the period covered by the most recent audited consolidated financial statements of the Company, nor the gross revenues from sales in or from Canada generated from those assets for the annual period ending on March 31, 2010, being the last day of the period covered by the most recent audited consolidated financial statements of the Company, exceeds Cdn. $70 million.

3.8 Investment Canada Act. The Company does not carry on any of the following activities in Canada: (a) the publication, distribution or sale of books, magazines, periodicals, newspapers or music in print or machine readable form; (b) the production, distribution, sale or exhibition of film or video recordings or of audio or video music recordings; (c) the publication, distribution or sale of music in print or machine readable form; or (d) radio communication in which transmissions are intended for direct reception by the general public, any radio, television and cable television broadcasting undertakings and any satellite programming and broadcast network services.

3.9 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, variances, exemptions, registrations, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is being conducted (the “Permits”).

(b) Each of the Permits is in full force and effect, and the Company and the Company Subsidiaries are in material compliance with all applicable Legal Requirements and the terms of the Permits.

(c) Neither the Company nor any Company Subsidiary has between January 1, 2007 and the date of this Agreement (a) received any written notice from any Governmental Authority regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending, (b) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending or (c) failed to be in material compliance with all Legal Requirements (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001).

(d) Since January 1, 2007, neither the Company, any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees, or any other Person acting with or on their behalf has: (a) paid, accepted or received any unlawful contributions, gifts or entertainment, or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made, promised or provided, or caused to be made, promised or provided, directly or indirectly, any unlawful payment or thing of value to foreign or domestic government officials or employees, foreign or domestic political parties, campaigns or any other Person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or any other similar Legal Requirement or (d) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.10 Filings with SEC and Canadian Securities Authorities; Financial Statements.

(a) All financial reporting periods required to be included in registration statements (on a form other than Form S-8), annual and quarterly reports, definitive proxy statements, forms, reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, required to be filed or furnished (as applicable) by the Company with the SEC under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Canadian Securities Authorities since April 1, 2008 (the “Company Public Documents”) have been included in the Company Public Documents filed or furnished (as applicable) with the SEC and the Canadian Securities Authorities. As of their respective effective dates (in the case of the Company Public Documents that are registration statements filed pursuant to the Securities Act) and as of their filing dates with the SEC and the Canadian Securities Authorities (in the case of all other Company Public Documents), or in each case, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing: (i) each of the Company Public Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the Canadian Securities Laws; and (ii) none of the Company Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries are required to file or furnish any forms, reports, registrations, schedules, statements or other documents with the SEC or the Canadian Securities Authorities. The Company has Made Available to Parent and Acquisition Sub true, correct, and complete copies of all amendments and modifications that have not been filed by Company with the SEC or the Canadian Securities Authorities to all agreements, documents and other instruments that previously had been filed by Company with the SEC or the Canadian Securities Authorities and are currently in effect.

(b) The financial statements (including any related notes) contained in the Company Public Documents fairly presented, in all material respects, the consolidated financial position, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments) and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects.

(c) Neither the Company nor any of the Company Subsidiaries has any obligations or liabilities (contingent or otherwise), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company Public Documents; and (ii) liabilities incurred in the ordinary course of business or under agreements entered into in the ordinary course of business consistent with past practices (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of law).

(d) The Company and the Company Subsidiaries maintain a system of internal accounting controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company and the Company Subsidiaries (i) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act and in National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses of which the Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Except as previously disclosed by the Company to Parent, since January 1, 2007, no executive officer or member of the Company Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Company or any of the Company Subsidiaries.

(f) Without limiting the generality of the foregoing or of any representation made in this Section 3.10, (i) no account or accounting firm has resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and under National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings with respect to any financial statements, form, report or schedule filed by the Company with the SEC or the Canadian Securities Authorities since the enactment of the Sarbanes-Oxley Act and NI 52-109, respectively, and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC or the Canadian Securities Authorities relating to disclosures contained in any Company Public Documents.

(g) The Company is a reporting issuer in each of the provinces of British Columbia, Alberta and Ontario (and is not a reporting issuer in any of the other provinces or territories of Canada), and is in compliance in all material respects with Canadian Securities Laws and is not included on the list of defaulting issuers maintained pursuant to Canadian Securities Laws by each of the Canadian Securities Authorities. No delisting, suspension of trading in or cease trading order with respect to the Company Shares or other securities of the Company is in effect or ongoing, and neither the Company nor any of its Subsidiaries has received any written notice or communication with respect to any inquiry, review or investigation (formal or informal) of any Canadian Securities Authority or the SEC, nor, to the Knowledge of the Company, is there any inquiry, review or investigation (formal or informal) of any Canadian Securities Authority or the SEC, in effect or ongoing with respect to the Company or any of its Subsidiaries.

3.11 Absence of Certain Changes or Events. Between July 1, 2010 and the date of this Agreement, except as contemplated by this Agreement, the Company and each of the Company Subsidiaries has conducted its respective business in all material respects in the ordinary course consistent with their past practices. Between July 1, 2010 and the date of this Agreement, except as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) suffered any adverse change, circumstance or event with respect to its business or financial condition that has had, either individually or in the aggregate, a Material Adverse Effect; (b) suffered any material loss, damage or destruction to any of its assets; (c) amended its Organizational Documents; (d) incurred any indebtedness for borrowed money or guaranteed any such indebtedness; (e) changed, in any material respect, its accounting methods, principles or practices except as required or permitted by GAAP; (f) sold, licensed, leased, abandoned, permitted to lapse or otherwise transferred any material assets, including Company Intellectual Property, except for sales and transfers between the Company and any Company Subsidiary or between Company Subsidiaries, or non-exclusive licenses in the ordinary course of business consistent with past practices; (g) declared, set aside or paid any dividend with respect to the outstanding Common Shares; (h) acquired any equity interest or voting interest in any Entity (other than a Company Subsidiary disclosed in Section 3.1(b) of the Disclosure Letter and except for short-term investments; (i) other than as required by Legal Requirements, made any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or granted any severance or termination pay to, any senior employee or officer of the Company, or made any loans to any such person or made any change in its existing borrowing or lending arrangements for or on behalf of any of such person pursuant to a Plan or otherwise, except as required by and pursuant to previously existing contractual arrangements or policies of the Company; (j) changed or revoked any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any annual Tax accounting period or, except as required by any Legal Requirements, adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (k) entered into any binding agreement to take any of the actions referred to in clauses “(c)” through “(i)” of this sentence, or (l) otherwise taken any other action that, if taken during the period from the date of this Agreement through the Effective Time, would, unless consented to by Parent, constitute a breach of clauses (a) through (u) of Section 5.2.

3.12 Absence of Litigation. (a) There is no Legal Proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary or any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such) and (b) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such), is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) individually or in the aggregate would result in the imposition of any material liability upon the Company or any of the Company Subsidiaries or the imposition of any material restriction on the operation of the business of Company or any of the Company Subsidiaries or (ii) seeks to materially delay or prevent (A) the consummation by the Company of the Arrangement or (B) the performance by the Company of any of its material obligations under this Agreement.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other benefit plans, programs, agreements or arrangements, including pension, retirement, supplemental retirement, retiree health or medical, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, restricted stock, or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise) (collectively, the “Plans”). Neither the Company nor any Company Subsidiary has any plan or obligation to create any additional Plan, or to amend or modify any existing Plan in such a manner as to increase the cost of such Plan to the Company or any Company Subsidiary. The Company has Made Available to Parent a copy of each Plan.

(b) None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code) (a “Multiple Employer Plan”), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company is not subject to any accrued liability under Title IV of ERISA. There does not exist any “Controlled Group Liability” that would reasonably be expected to be a material liability (contingent or otherwise) of the Company or any of the Company Subsidiaries following the Closing. “Controlled Group Liability” means any liability under (i) Title IV or Section 302 of ERISA, or (ii) Section 412 or 4971 of the Code. Neither this Agreement nor the consummation of the transactions contemplated hereunder, nor any Plan or other Contract between the Company or any Company Subsidiary and an employee or other individual, could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. Except as contemplated under this Agreement or set forth on Section 3.13(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will cause the acceleration of vesting in, or payment of, any benefits under any Plan or otherwise accelerate or increase any liability or obligation under any Plan. Except as required by applicable Legal Requirements, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any employee, officer or director of the Company or any Company Subsidiary.

(c) Each Plan is being administered in all material respects in accordance with its terms and all applicable Legal Requirements including ERISA and the Code. No Legal Proceeding is pending or, to the Knowledge of the Company, overtly threatened with respect to any Plan (other than Legal Proceedings relating to claims for benefits in the ordinary course of business). With respect to the Plans, to the extent applicable, correct and complete copies of the following have been Made Available to Parent by the Company: (i) all Plans (including all amendments and attachments thereto); (ii) written summaries of any Plan not in writing, (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service with respect to any Plan intended to be qualified under Section 401(a) of the Code; and (vii) the most recent summary plan description and any summary of material modification thereto.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt or such Plan and trust are entitled to rely upon a favorable opinion letter from the IRS. To the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Plan or related trust. With respect to each Plan, the payments, premiums, contributions, distributions and reimbursements required to have been made under such Plan and/or related trust or other funding arrangement have been made timely and in compliance in all material respects with such Plan and/or related trust or other funding arrangement.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No act, omission or transaction has occurred which would result in imposition on the Company or any Company Subsidiary of (x) breach of fiduciary duty under ERISA, (y) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA, or (z) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(f) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder since January 1, 2009.

(g) Section 3.13(g) of the Disclosure Letter lists as of the date of this Agreement each benefit plan, program, agreement or arrangement maintained or sponsored by the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary has any material liability or obligation that is maintained primarily for the benefit of employees of the Company or any Company Subsidiary who are employed, or individuals who are independent contractors of the Company or any Company Subsidiary who are working, outside of the U.S. (each, a “Foreign Plan”). To the Knowledge of the Company, (A) no Foreign Plan is a pension plan, a registered pension plan or a multi-employer plan, (B) each Foreign Plan has been maintained and administered in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with Legal Requirements, and (C) each Foreign Plan required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Legal Requirements, and no Foreign Plan has any unfunded or underfunded liabilities or any material liabilities.

(h) Each Company Option has been granted with an exercise price that is equal to at least the fair market value of the Company’s Shares as of the date of grant of such Company Option. There have not been any prohibited personal loans or extensions of credit to any executive officer of the Company in violation of Section 402 of Sarbanes-Oxley Act of 2002, as amended. There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

3.14 Labor and Employment Matters.

(a) (i) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, works council, employee representative or labor organization applicable to employees of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the United States National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, works council, employee representative or labor organization; and (iv) there is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, overtly threatened, by the employees of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to employment and employment practices, terms and conditions of employment, wages, hours, collective bargaining, equal employment opportunity, worker classification, immigration, unemployment and occupational health and safety, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Legal Requirements, and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with such Legal Requirements. (i) There is no Legal Proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary with respect to any labor, safety or discrimination matters; (ii) there are no, to the Knowledge of the Company, material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company; and (iii) to the Knowledge of the Company, no complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted in writing to the Company.

3.15 Property and Leases.

(a) Section 3.15(a) of the Disclosure Letter lists as of the date of this Agreement all real and immoveable property leased or subleased to or by the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any real or immoveable property or interest in real or immoveable property, except for the leaseholds disclosed in Section 3.15(a) of the Disclosure Letter. With respect to each lease and sublease for the properties disclosed in Section 3.15(a) of the Disclosure Letter:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Company or applicable the Company Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Legal Requirements relating to creditors’ rights and general principles of equity;

(ii) neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party, is in material breach or material violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or material violation of, or material default by the Company or any of the Company Subsidiaries, or to the Knowledge of the Company, any other party under such lease or sublease;

(iii) neither the Company nor any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(iv) The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under such lease or sublease, and there are no Liens applicable to the real or immoveable property subject to such lease or sublease, except for Permitted Encumbrances.

(b) To the Knowledge of Company, the Company and the Company Subsidiaries own good title, free and clear of all Liens to all personal or moveable property and other non-real estate or non-immoveable assets necessary to conduct the business of the Company as currently conducted, free of any Liens (other than Permitted Encumbrances). The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal and moveable property leased by the Company or the Company Subsidiaries as now used, possessed and controlled by the Company or the Company Subsidiaries, as applicable.

3.16 Intellectual Property.

(a) Section 3.16(a)(i) of the Disclosure Letter sets forth a list of the following Intellectual Property in which the Company or any Company Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise): all active Patents, registered Trademarks and pending applications to register Trademarks, and registered Copyrights and pending applications to register Copyrights (the “Registered Company Intellectual Property”), in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located, and (iii) the application or registration number. The Company has Made Available to Parent complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered Company Intellectual Property. Section 3.16(a)(ii) of the Disclosure Letter sets forth a list of all unregistered Trademarks (other than those covered by pending applications) that are material to the Company’s or any Company Subsidiary’s business and used in connection with the Company’s or any Company Subsidiary’s products or services. All Registered Company Intellectual Property is valid, subsisting and in full force and effect in accordance with its state of registration. Except as set forth in Section 3.16(a)(iii) of the Disclosure Letter, and except in the case where a decision was made by the Company or Company Subsidiaries to abandon non-material Registered Company Intellectual Property in the ordinary course of business, no patent application, copyright registration, trademark registration or any other type of material Registered Company Intellectual Property application or registration filed by or on behalf of the Company or any of the Company Subsidiaries at any time between January 1, 2007 and the date of this Agreement has been abandoned or allowed to lapse, and all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid and all necessary affidavits, responses, recordations and certificates have been filed for the purposes of obtaining, maintaining and renewing such Registered Company Intellectual Property. The Company has Made Available to Parent a list, of all expected or scheduled actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the date of this Agreement in respect of any Registered Company Intellectual Property. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all patents included in the Registered Company Intellectual Property. Except as set forth in Section 3.16(a)(iv) of the Disclosure Letter, no trademark or trade name owned, used, or applied for by the Company or any of the Company Subsidiaries conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person for the same or similar goods or services within the country in which the Company or any of the Company Subsidiaries used such trademark or trade name. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by the Company or any of the Company Subsidiaries.

(b) Other than Permitted Encumbrances, the Company and the Company Subsidiaries exclusively own, free and clear of all Liens, all of the Company Intellectual Property.

(c) Section 3.16(c)(i) of the Disclosure Letter accurately summarizes (i) all material Company Intellectual Property licensed, sold, assigned or otherwise conveyed or provided to the Company or any Company Subsidiaries (other than Standard Software), (ii) the corresponding material Company IP Contracts pursuant to which such Company Intellectual Property are licensed to the Company or to any Company Subsidiaries, and (iii) whether the license or licenses granted to the Company or Company Subsidiary is or are, as the case may be, exclusive or nonexclusive. Except as set forth in Section 3.16(c)(ii) of the Disclosure Letter, no Person who has licensed Company Intellectual Property to the Company or any Company Subsidiary has ownership rights or license rights to derivative works or improvements made by the Company or any Company Subsidiary related to such Company Intellectual Property.

(d) Section 3.16(d) of the Disclosure Letter accurately identifies, as of the date of this Agreement, each Company IP Contract (other than Company Standard Software Licenses) pursuant to which any Person has been granted any material license under, or otherwise has received or acquired any material right (whether currently exercisable or exercisable in the future) or interest in, any Company Intellectual Property. The Company and the Company Subsidiaries are not bound by any Company IP Contract containing any covenant or other provision that limits or restricts the right of the Company or any Company Subsidiary to use, assert, enforce, or otherwise exploit any Company Intellectual Property anywhere in the world, except the Company and Company Subsidiaries have granted non-exclusive licenses to its Company Intellectual Property pursuant to Company Standard Software Licenses which foreclose the granting of an exclusive license to use Company Intellectual Property. Neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Intellectual Property to any Person.

(e) The Company has Made Available to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company or any Company Subsidiary since January 1, 2007, including each standard form of (i) end user or sales agreement or purchase order acknowledgement form, (ii) terms of service (if applicable), (iii) affiliate, partner or marketing agreement, (v) employee agreement containing any assignment or license of Technology or Intellectual Property or any confidentiality provision, (vi) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property or any confidentiality provision, or (vii) confidentiality or nondisclosure agreement. The Company has Made Available to Parent complete and accurate copies of all Company IP Contracts that are Company Material Contracts.

(f) Section 3.16(f) of the Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all the Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the creation, licensing, sale, or distribution of any of the Company’s products or services, or the use of any Company Intellectual Property or material in-licensed Technology or Intellectual Property other than Standard Software.

(g) The Company or any of the Company Subsidiaries owns or otherwise has the right to use all Technology and Intellectual Property used in or necessary for the conduct of the business of Company and the Company Subsidiaries as currently conducted or as the Company and the Company Subsidiaries have decided will be conducted in the future.

(h) Except as set forth in Section 3.16(h) of the Disclosure Letter, the Company and the Company Subsidiaries have not infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property in the conduct of its business. Between January 1, 2007 and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any notices (written or otherwise) regarding any actual, alleged or suspected infringement, violation or misappropriation of any such Third Party’s Intellectual Property, and no claim or Legal Proceeding alleging any infringement or misappropriation of any such Third Party’s Intellectual Property is pending against the Company or any of the Company Subsidiaries in any jurisdiction where the Company or a Company Subsidiary has business operations, and, to the Knowledge of the Company, no claim or Legal Proceeding alleging any infringement or misappropriation of any such Third

Party’s Intellectual Property is pending against the Company or any of the Company Subsidiaries in any jurisdiction where the Company or a Company Subsidiary does not have business operations, and, to the Knowledge of the Company, no claim or Legal Proceeding is pending against any Person who may be entitled to be indemnified or reimbursed by the Company or any Company Subsidiaries.

(i) To the Knowledge of the Company, no claim against the Company or any Company Subsidiary by any Third Party contesting the validity, enforceability or ownership of any of the Company Intellectual Property is pending or has occurred, nor, to the Knowledge of the Company, is any such claim threatened. Except as set forth in Section 3.16(i) of the Disclosure Letter, to the Knowledge of the Company, no Third Party is infringing or misappropriating any Company Intellectual Property. Section 3.16(i) of the Disclosure Letter accurately identifies (and the Company has Made Available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of the Company Subsidiaries, or any representative of the Company or any Company Subsidiary, between January 1, 2007 and the date of this Agreement regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Each of the Company and the Company Subsidiaries has in place safeguards that are within industry standards and common practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries to maintain the secrecy of the Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property. Each of the Company and the Company Subsidiaries requires its employees, officers, consultants and contractors who is or was involved in the creation or development of any Company Intellectual Property to execute enforceable confidentiality and non-disclosure agreements and enforceable agreements containing an assignment to the Company or a Company Subsidiary of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property created as part of such individual’s employment responsibilities. Except as set forth in Section 3.16(j) of the Disclosure Letter, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property. To the Knowledge of the Company no employee of the Company or any of the Company Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or any of the Company Subsidiaries other than in respect of obligations of confidence owed to previous employers or (b) in material breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his activities as an employee of the Company or any of the Company Subsidiaries.

(k) Except as disclosed in Section 3.16(k) of the Disclosure Letter, (i) no source code for any Company Software, has been delivered, licensed, or made available by the Company or any Company Subsidiary to any Person who is not an employee, consultant or independent contractor of the Company or a Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has any duty or obligation to deliver or make available the source code for any Company Software to any third party escrow agent. To the Knowledge of the Company, no event has occurred that would reasonably be expected to require and result in the release of any source code for any Company Software from any third party escrow agent to any other Person who is not an employee, consultant or independent contractor of the Company or any Company Subsidiary.

(l) Section 3.16(l) of the Disclosure Letter sets forth all Software used directly in the development of the Company’s or any Company Subsidiary’s products or services. Except for bugs, defects and error of the type that typically occur in the course of industry standard software development practices or as are listed or registered in the Company’s or its Subsidiaries’ ticket support system for the Company Software, the log for which has been made available to Parent, to the Knowledge of the Company, none of the Company Software contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such Company Software which have not been corrected or cannot be corrected in the course of the Company’s or any Company Subsidiary’s adopted software development practices, which include, for greater certainty, responding to bugs, defects and errors identified by customers of Company’s or any Company Subsidiary’s software in the ordinary course of business. There have not been any material warranty claims in respect of any warranty applicable to the Company Software that have not been dealt with in accordance with the warranty that is applicable to the Company Software and, to the Knowledge of the Company, there have not been any breaches of any material contractual commitment by the Company relating to the use, functionality, or performance of the Company Software that have not been dealt with in accordance with the contractual commitments.

(m) Other than license keys for validation and term restriction neither the Company nor any Company Subsidiary has placed in the Company Software, nor to the Knowledge of the Company is there any, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent or knowledge (collectively, “Malicious Code”). The Company has implemented industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans, and to the Knowledge of the Company the Company Software currently distributed does not contain any Malicious Code.

(n) Section 3.16(n) of the Disclosure Letter lists each item of Public Software that is included within the Company Software. Each item shall contain (i) the name of the Public Software, and (ii) the license name and version pursuant to which the Company or any Company Subsidiary has received a license to such Public Software. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), copyleft, or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. Except as set forth in Section 3.16(n) or any other section of the Disclosure Letter, no Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software, (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (C) the redistribution at no charge, or (ii) could otherwise impose any limitation, restriction, or condition on the right of the Company or any Company Subsidiary to use, distribute or charge for any Company Software.

(o) Other than research and development tax credits or tax incentives for innovation listed on Section 3.16(o) of the Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(p) Except as set forth in Section 3.16(p) of the Disclosure Letter, neither the Company nor any of the Company Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any of the Company Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property.

(q) The information technology systems used by the Company and the Company Subsidiaries for desktop and back office operations (“IT Systems”) are designed, implemented, operated and maintained within industry standards and common practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to disaster recovery and security. Without limiting the foregoing, (i) the Company and each of the Company Subsidiaries has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) Company has in effect disaster recovery plans, procedures and facilities for its business and has taken steps to safeguard the security and the integrity of its IT Systems that are within industry standards and common practices. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of security with respect to the IT Systems. The Company and each of the Company Subsidiaries have implemented all security patches or upgrades for the Standard Software that are generally available for the IT Systems in accordance with its standard maintenance procedures.

(r) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.16(c) or 3.16(d) of the Disclosure Letter; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

3.17 Taxes.

(a) (i) All Tax Returns that are required to have been filed by the Company and each Company Subsidiary have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), (ii) the information contained in each such Tax Return is correct and complete in all material respects, (iii) the Taxes due and owing (whether or not shown to be due on such Tax Returns) have been timely paid in full, (iv) any deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith, and (v) no waivers of statutes of limitation that are still in effect have been given by or are subject to pending requests with respect to any Taxes of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Tax laws.

(c) The Company and each of the Company Subsidiaries has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Company or the Company Subsidiaries) the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Company and each of the Company Subsidiaries has been retained in the appropriate accounts.

(d) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or a Company Subsidiary is required to file Tax Returns or to pay Taxes to that jurisdiction.

(e) Neither the Company nor any Company Subsidiary has received written notice that any federal, state, local or foreign audit, examination or other administrative proceeding is pending with regard to any Tax Returns with respect to Taxes of the Company or any Company Subsidiary.

(f) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(g) None of the Company or the Company Subsidiaries has any obligation to contribute to the payment of any Tax of any Person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as transferee, as successor, by Contract or otherwise.

(h) None of the Company or the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j) Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(k) Neither the Company nor any Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) has been a “personal holding company” as defined in Section 542 of the Code; (iii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, or had a permanent establishment (within the meaning of an applicable Tax treaty), in a country other than the country of its formation.

(l) The Company has not participated in nor is it participating in an international boycott within the meaning of Code Section 999.

(m) Neither the Company nor any Company Subsidiary (except BakBone Software, Inc., a California corporation) has or has had any nexus with the U.S., a trade or business or permanent establishment within the U.S. or any other connection with the U.S. that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax.

(n) Neither the Company nor any Company Subsidiary (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the U.S. such that such entity would be taxable in the U.S. as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(o) For the period commencing on the first day of any taxable period beginning before and ending after the Closing Date, neither the Company nor any Company Subsidiary has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(p) Neither the Company nor any Company Subsidiary has, and has ever been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act.

(q) All research and development investment tax credits (“ITCs”) were claimed by the Company in accordance with the Tax Act and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company in any financial year were claimed in accordance with the Tax Act and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(r) There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of section 17, subsection 18(4) or sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the taxation legislation of any province , to any of the Company or the Company Subsidiaries at any time up to and including the Effective Date in respect of any transaction entered into.

3.18 Environmental Matters. Except as described in Section 3.18 of the Disclosure Letter: (a) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except for as would not, individually or in the aggregate, have a Material Adverse Effect; (b) neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by the Company or any Company Subsidiary, except for notices of liability that have been cured and notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the consummation by the Company of the Arrangement will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law or Permit.

3.19 Material Contracts.

(a) Section 3.19 of the Disclosure Letter contains a list as of the date of this Agreement of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement (each Contract listed in Section 3.19 of the Disclosure Letter being referred to as a “Company Material Contract”):

(i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement) and each Contract that would be required to be filed under Canadian Securities Laws;

(ii) any Contract pursuant to which any Intellectual Property that is currently being used by the Company or any Company Subsidiaries are or have been licensed, sold, assigned or otherwise conveyed or provided to the Company or any Company Subsidiaries (other than Contracts for Standard Software);

(iii) any Contract pursuant to which any Company Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any Company Subsidiaries, or pursuant to which the Company or any Company Subsidiaries has agreed not to enforce any Intellectual Property against any third party, except for Contracts entered into in the ordinary course of business consistent with past practice pursuant to a Company Standard Software License;

(iv) each Contract that restricts the right or ability of the Company or any of the Company Subsidiaries to compete with any Person or in any geographic area or line of business or would so limit the freedom of Parent, Acquisition Sub, or any of their respective Affiliates after the closing (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company or the Company Subsidiaries or any related Company Intellectual Property, except it is acknowledged and agreed the Company and Company Subsidiaries have granted non-exclusive licenses to its Company Intellectual Property pursuant to Company Standard Software Licenses which will foreclose the granting of an exclusive license to use Company Intellectual Property);

(v) any Contract providing for “most favored nation” terms, including such terms for pricing;

(vi) each partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or other similar Contract;

(vii) each Contract that would prohibit or materially delay the consummation of the Arrangement or any of the other transactions contemplated by this Agreement;

(viii) each indemnification or employment Contract with any director or officer of the Company or any of the Company Subsidiaries, or each Contract with an employee or consultant of the Company or any of the Company Subsidiaries in excess of $150,000;

(ix) each loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any of the Company Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of the Company Subsidiaries;

(x) each customer or supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company Subsidiary paid or received in excess of $150,000 in fiscal year 2010, or is expected to pay or receive in excess of $150,000 in fiscal year 2011;

(xi) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Company Subsidiary from an exclusive source;

(xii) each sales representative, distribution, reseller or valued added reseller Contract under which the Company or any Company Subsidiary received in excess of $100,000 in fiscal year 2010, or is expected to receive in excess of $100,000 in fiscal year 2011;

(xiii) each lease of real or immoveable property;

(xiv) each lease of personal or moveable property (not relating primarily to real or immoveable property) pursuant to which the Company or any of the Company Subsidiaries is required to make rental payments in excess of $125,000 per year;

(xv) each consulting, development, integration or support services Contract that is not terminable by the Company or any of the Company Subsidiaries on notice of ninety (90) days or less;

(xvi) each Contract relating to the acquisition, sale or disposition of any material business unit or product line of the Company and the Company Subsidiaries; and

(xvii) any other Contract not made in the ordinary course of business that is material to the Company or the Company Subsidiaries.

(b) The Company represents and warrants that: (i) each Company Material Contract is a valid and binding agreement on the Company and each of the Company Subsidiaries that is a party thereto, and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in default under any Company Material Contract, in violation of any material provision of any Company Material Contract, or has committed or failed to perform any act, and, to the Knowledge of the Company, no event or condition exists, which with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract; (iii) none of the Company Material Contracts has been prematurely canceled by the other party; (iv) to the Knowledge of the Company, no other party is in default under any Company Material Contract; (v) between January 1, 2007 and the date of this Agreement, the Company has not received any written notice of default under any Company Material Contract from the other party thereto, except for notices of default that have been cured and notices that have been withdrawn or are no longer pending; and (vi) neither the execution of this Agreement nor the consummation by the Company of the Arrangement will constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract. The Company has Made Available to Parent copies of all Company Material Contracts, including any amendments thereto.

3.20 Insurance. The Company and each of the Company Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and the Company Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, neither the Company nor any of the Company Subsidiaries is in material default thereunder, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof.

Between January 1, 2007 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy held by the Company or any Company Subsidiary.

3.21 Brokers. No broker, finder or investment banker (other than GCA Savvian) is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents. The Company has Made Available to Parent true, correct and complete copies of all agreements between the Company and GCA Savvian concerning this Agreement and the Arrangement, including any agreements pursuant to which such firm would be entitled to any payment relating to the Arrangement.

3.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from GCA Savvian to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Common Purchase Price was fair to the Common Shareholders (other than as set forth in such opinion) from a financial point of view, and such opinion has not been modified or withdrawn.

3.23 Direct Customers. Section 3.23 of the Disclosure Letter sets forth an accurate and complete list of each direct customer as of the date of this Agreement which, in either of the years ended December 31, 2009 or 2008, or in the six (6) month period ended June 30, 2010, was one of the twenty-five (25) largest sources of revenue for the Company and the Company Subsidiaries, taken as a whole, based on amounts paid or payable (each, a “Significant Direct Customer”). Neither the Company nor any Company Subsidiary has any outstanding material disputes with a Significant Direct Customer, and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Direct Customer. Neither the Company nor any of the Company Subsidiaries has received any information from any Significant Direct Customer that such customer shall not continue as a customer of the Company or such Company Subsidiary (or Acquisition Sub or Parent) after the closing or that such Significant Direct Customer intends to terminate or materially modify existing Contracts with the Company or such Company Subsidiary (or Acquisition Sub or Parent).

3.24 Indirect Customers. Section 3.24 of the Disclosure Letter sets forth an accurate and complete list of each Person with whom the Company or any Company Subsidiary has a distribution, reseller, royalty, development, OEM, marketing, advertising, publicity, sales, supplier or other similar relationship as of the date of this Agreement, and which, in either of the years ended December 31, 2009 or 2008, or in the six (6) month period ended June 30, 2010, was one of the twenty-five (25) largest suppliers for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Indirect Customer”). Neither the Company nor any Company Subsidiary has any outstanding material disputes with a Significant Indirect Customer, and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Indirect Customer. Neither the Company nor any of the Company Subsidiaries has received any information from any Significant Indirect Customer that they will not continue their relationship with the Company or such Company Subsidiary (or Acquisition Sub or Parent) after the closing or that such Significant Indirect Customer intends to terminate or materially modify existing Contracts with the Company or such Company Subsidiary (or Acquisition Sub or Parent).

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being conducted. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Legal Requirements of Canada and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being conducted.

4.2 Authority Relative to this Agreement and the Arrangement.

(a) Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Arrangement. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Arrangement have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the Arrangement (other than, with respect to the Arrangement, the filing of appropriate documents as required by the CBCA). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The boards of directors of Parent and Acquisition Sub, respectively, have (i) determined that this Agreement and the Arrangement are advisable, fair to and in the best interests of Parent and Acquisition Sub and their respective shareholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and declared that this Agreement is advisable.

4.3 No Violation; Required Filings and Consents.

(a) Except for violations and defaults that would not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement, the execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Arrangement will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (b) cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) cause a default on the part of Parent or Acquisition Sub under any material Contract to which it is a party.

(b) Except for (i) any approvals and filings required by the Interim Order, (ii) the Final Order, (iii) any filings under the CBCA, (iv) the Necessary Regulatory Approvals, and (v) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have, in the aggregate, a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement, neither Parent nor Acquisition Sub is required to make any filing with or to obtain any consent or approval from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of the Arrangement.

4.4 Available Cash. Parent has and, at the Effective Time, either Acquisition Sub will have available or Parent will have made available to Acquisition Sub sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase all of the Company Shares pursuant to the Arrangement, to make the payments provided in Section 2.3 and to pay all fees and expenses in connection therewith.

4.5 Information Supplied for Information Circular. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Information Circular will, at the time the

Information Circular is mailed or otherwise made available to Securityholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion in the Information Circular.

4.6 Absence of Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent and Acquisition Sub, overtly threatened against Parent or Acquisition Sub that (i) individually or in the aggregate would have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement or (ii) seeks to materially delay or prevent the consummation of the Arrangement.

4.7 Acquisition Sub. All of the outstanding capital stock of Acquisition Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Arrangement, Acquisition Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of Parent or Acquisition Sub to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the Arrangement.

4.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement or the Arrangement.

4.9 Ownership of Company Common Stock. Neither Parent nor Acquisition Sub holds, nor at any time between January 1, 2007 and the date of this Agreement has owned, beneficially or otherwise, any Company Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective officers, directors, employees or agents.

4.11 WTO Investor. Acquisition Sub is a “WTO Investor” as that term is defined under the Investment Canada Act.

5.	CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

5.1 Affirmative Covenant. The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing, (ii) as set forth in Section 5.1 of the Disclosure Letter or (iii) as expressly permitted by this Agreement, the Company shall use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice prior to the date of this Agreement and in compliance in all material respects with all Legal Requirements and use commercially reasonable efforts to preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with the Company or any of the Company Subsidiaries.

5.2 Negative Covenants. The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing, (ii) as set forth in Section 5.2 of the Disclosure Letter or (iii) as expressly permitted by this Agreement, neither the Company nor any of the Company Subsidiaries shall:

(a) amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(b) split, combine or reclassify any shares of the Company’s capital stock or otherwise amend the terms of any outstanding security of the Company or any of the Company Subsidiaries;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or other equity or voting interests (other than dividends or distributions from a Company Subsidiary to another Company Subsidiary);

(d) (i) form any Subsidiary; (ii) merge with, enter into a consolidation with or otherwise acquire any equity interest in any other Entity or acquire any portion of the assets or business of any other Person (or any division or line of business thereof) or (iii) otherwise acquire (including, through leases, subleases and licenses of real or immoveable property) any assets, except, in the case of this clause (iii), in the ordinary course of business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without the prior written consent of Parent;

(e) issue, grant, confer, award, deliver, sell, pledge, transfer, dispose of or encumber any additional shares of capital stock or other equity or voting interests of the Company or any of the Company Subsidiaries, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any such shares of capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, or other rights that are linked to the value of the capital stock of the Company or any of the Company Subsidiaries or the value of the Company or any of the Company Subsidiaries or any part thereof, other than Common Shares issuable upon exercise of existing Company Options or Company Warrants;

(f) transfer, sell, lease, sublease or license (including, without limitation, through any enterprise licensing agreements or similar arrangements) to any Third Party, or materially encumber, mortgage, pledge or abandon or permit to lapse or expire any material assets or properties of the Company or any of the Company Subsidiaries, including any Company Intellectual Property or in-licensed Intellectual Property or Technology other than (i) in the ordinary course of business consistent with past practices (for the absence of doubt, the Company acknowledges and agrees that enterprise licensing agreements are not considered within the Company’s ordinary course of business), (ii) pursuant to written Contracts or commitments existing as of the date of this Agreement, or (iii) as security for any borrowings permitted by Section 5.1(h);

(g) directly or indirectly repurchase, redeem or otherwise acquire any Common Shares, Preferred Shares or other equity or voting interest in the Company or any Company Subsidiary, or options, warrants, calls or rights to acquire any such Common Shares or other securities, except Common Shares repurchased, redeemed or otherwise acquired from employees or consultants or former employees or consultants of the Company or any of the Company Subsidiaries pursuant to the exercise of repurchase rights or in connection with Tax withholdings and exercise price settlements upon exercise of Company Options;

(h) create, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any such indebtedness, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (i) short-term borrowings incurred in the ordinary course of business and consistent with past practices, (ii) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities made as of the date hereof, and (iii) purchase money financings and capital leases entered into in the ordinary course of business not involving indebtedness of more than $50,000 individually or $250,000 in the aggregate;

(i) adopt or amend any Plan of the Company or any of the Company Subsidiaries, increase the compensation or fringe benefits, adopt or materially amend any employment or severance agreement (or pay any amount under any Plan not otherwise due), grant any bonuses, or accelerate the vesting of any compensation (including equity-based awards) or grant or amend in any material respect any award under any Plan (including the grant of any equity or equity-based or related compensation), grant any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein, for any director, officer or senior employee of the Company or the Company Subsidiaries (except for (A) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements, (B) increases required pursuant to any Contract or Plan of the Company as in effect on the date of this Agreement and which have been fully disclosed in Section 3.13(a) of the Disclosure Letter and (C) salary increases and bonuses to non-executive officers in the ordinary course of business consistent with past practices);

(j) (i) hire or otherwise commence the employment of any individual, other than in the ordinary course of business (ii) promote or change the position, title or primary work location of any employee, other than in the ordinary course of business or (iii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company Subsidiaries other than routine employee terminations;

(k) enter into, materially amend or prematurely terminate any Company Material Contracts or waive, release or assign any material rights under any Company Material Contracts (provided that, solely with respect to entering into new Company Material Contracts or non-material amendments of any Company Material Contracts, Parent shall not unreasonably withhold or delay its consent).

(l) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(n) settle, pay or discharge any litigation, investigation, arbitration, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations (i) disclosed or reserved against in the financial statements included in the Company Public Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

(o) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

(p) adopt any shareholder rights plan or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Parent or Acquisition Sub to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Acquisition Sub;

(q) (i) change any of its methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP or (ii) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of the Company other than in the ordinary course of business and in accordance with GAAP;

(r) make, change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period, or, except as required by any Legal Requirement, adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(s) (i) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) make any changes to the cash management polices of the Company or the Company Subsidiaries; (iii) vary any inventory purchasing practices in any material respect from past practices; or (iv) vary any fee arrangements or the terms of any agreements with any financial or legal advisors;

(t) incur, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than: (i) claims, liabilities or obligations arising in the ordinary course of business, or (ii) payments, discharges or satisfactions of liabilities reflected or reserved against in the financial statements (including any related notes) contained in the Company Public Documents; or

(u) enter into a binding agreement to take any of the actions described in clauses “(a)” through “(t)” of this sentence.

6.	ADDITIONAL AGREEMENTS

6.1 Additional Covenants of the Company regarding the Arrangement. The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent and Acquisition Sub in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and the Arrangement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(a) except as specifically permitted by Section 6.5, use commercially reasonable efforts to obtain the Required Securityholder Vote;

(b) unless this Agreement shall have been terminated in accordance with Section 8.2, submit this Agreement to the Securityholders at the Meeting no later than the date that is seventy-five (75) days after the date of this Agreement (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), even if the Company Board shall have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

(c) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a Subsidiary in connection with the Arrangement from other parties to the Company Material Contracts; notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent and Acquisition Sub, which consent shall not be unreasonably withheld, conditioned or delayed, not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither Parent, Acquisition Sub nor any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person; and

(d) defend all lawsuits or other legal, regulatory or other proceedings against the Company or any of its Subsidiaries challenging or affecting this Agreement, the Arrangement or the consummation of the transactions contemplated thereby.

6.2 Bump Covenant of the Company. The Company agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, none of the Company or its Subsidiaries shall undertake any reorganization of the Company or any of its Subsidiaries or enter into any transaction or series of transactions that would or could have the effect of preventing Acquisition Sub from obtaining a full tax cost “bump” pursuant to paragraph 88(1)(d) of the Tax Act in respect of any non-depreciable capital property owned by the Company at the Effective Time.

6.3 Additional Covenants of Parent regarding the Arrangement. At the Meeting, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates will be voted in favor of the Arrangement Resolution.

6.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries and their respective officers and other Representatives to, afford to Parent and Acquisition Sub and to their officers and other Representatives such access as Parent and Acquisition Sub may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to Parent and Acquisition Sub all data and information as Parent and Acquisition Sub may reasonably request.

(b) All information obtained by Parent or Acquisition Sub pursuant to this Section 6.4 shall be subject to the terms and conditions of the Confidentiality Agreement.

6.5 Non-Solicitation; Change in Recommendation.

(a) On and after the date of this Agreement until the date upon which this Agreement is terminated, and except as otherwise provided in this Agreement, the Company shall not, directly or indirectly, through any director, officer, employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations, furnish non-public information relating to the Company or any of its Subsidiaries or offer or provide access to the properties, assets, books or records of the Company or any of its Subsidiaries or otherwise cooperate in any way with, any proposal or offer or any other efforts or attempts that constitute or may lead to, an Acquisition Proposal, (iii) withdraw, modify or qualify in a manner adverse to Parent, the approval of the Company Board of this Agreement and the Arrangement or the Company Board Recommendation (any of the foregoing, a “Change in Recommendation”), (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) accept or enter into any Contract, understanding or arrangement in respect of an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the date the Required Securityholder Vote is obtained and provided that this Section 6.5 has been complied with (A) the Company and its Representatives may engage in any discussions or negotiations and provide any such information described in clause (ii) above if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, and prior to engaging in any negotiations with a Third Party concerning, or providing any non-public information regarding the Company to any Third Party in response to, an Acquisition Proposal, the Company gives Parent written notice of the identity of the Third Party that made such Acquisition Proposal and of the Company’s intention to engage in negotiations with, or furnish non-public information to, such Third Party, and prior to providing any non-public information regarding the Company to such Third Party, the Company receives from such Third Party an executed confidentiality agreement having terms not less favourable to the Company than the Confidentiality Agreement (including as to standstill provisions), provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not prohibit the Company from providing the information required by this Section 6.5 to Parent and Acquisition Sub regarding any Acquisition Proposal, and the Company makes such non-public information concurrently available to Parent or Parent’s legal or financial advisor (to the extent such non-public information has not been previously Made Available by the Company to Parent), (B) the Company Board may make a Change in Recommendation if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, (C) the Company Board may approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an

Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, and (D) subject to the terms hereof, prior to the date the Required Securityholder Vote is obtained, nothing contained in this Agreement shall prevent the Company Board from entering into an agreement with any Person who acts at arm’s length (as defined in the Tax Act) to the Company and its Subsidiaries who has made a bona fide, written proposal regarding an Acquisition Proposal that:

(i) did not result from a breach of this Section 6.5; and

(ii) in respect of which the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that the Acquisition Proposal constitutes a Superior Proposal.

(b) The Company shall, and shall cause the directors, officers, representatives and agents of the Company and its Subsidiaries to, promptly terminate any existing discussions, solicitations or negotiations with any parties (other than Parent and Acquisition Sub) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by the Company. In connection therewith, the Company will discontinue access to the Data Room Information (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company and its Subsidiaries previously provided to any such parties and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Company and its Subsidiaries and shall use commercially reasonable efforts to ensure that such requests have been honoured. The Company agrees not to amend, modify or waive any of, and shall enforce, the standstill provisions of the confidentiality agreements entered into by the Company or any of its Subsidiaries with other parties relating to a potential Acquisition Proposal.

(c) The Company shall, as soon as practicable and in any event within twenty-four (24) hours following receipt thereof, notify Parent and Acquisition Sub, at first orally and then in writing, of any future Acquisition Proposal or any requests for non-public information relating to the Company or any of its Subsidiaries received after the date hereof which the Company reasonably believes may be expected to lead to any Acquisition Proposal, of which any of its directors or officers are or become aware, or any amendments or material correspondence with respect to the foregoing and a description of the material terms and conditions thereof (including the identity of the Person making such proposal or request) together with a copy of all documentation relating to any such proposed Acquisition Proposal. The Company shall keep Parent and Acquisition Sub informed of any change to the material terms of any such Acquisition Proposal and shall provide Parent and Acquisition Sub a copy of any material correspondence with respect thereto, in each case as soon as practicable and in any event within 24 hours following receipt thereof.

6.6 Right to Match.

(a) The Company covenants that it will not, and that it will cause its Subsidiaries not to, accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 6.5(a)) and the Company Board will not make a Change in Recommendation unless:

(i) the Company has complied and caused its Subsidiaries to comply with their obligations under the other provisions of this Section 6 in connection with such Superior Proposal;

(ii) a period (the “Response Period”) of five (5) Business Days shall have elapsed from the date on which Parent and Acquisition Sub received (A) written notice from the Company Board that the Company Board determined, subject only to compliance with this Section 6.6, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and (B) a copy of the Superior Proposal (including the acquisition agreement, commitment letters and all related documents);

(iii) during the Response Period, Parent and Acquisition Sub shall have the right, but not the obligation, to offer to amend in writing, in a binding fashion, the terms of this Agreement, and the Company shall negotiate in good faith with Parent and Acquisition Sub with respect to any such proposed amended offer;

(iv) after the Response Period, the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal when assessed against this Agreement as proposed to be amended in such binding writing submitted by Parent and Acquisition Sub;

(v) before or concurrently with taking such action, the Company (a) terminates this Agreement pursuant to Section 8.2(d) and (b) pays the Termination Fee pursuant to Section 8.3(a)(i); and

(vi) concurrently with or promptly following such termination, the Company enters into a binding written agreement with the Person making such Superior Proposal.

(b) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Securityholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.6 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal, provided that any such new Response Period shall be three (3) Business Days in length.

(c) Nothing contained in this Agreement shall prohibit the Company Board from making any disclosure to the Company Shareholders, including regarding one or more Acquisition Proposals, if in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure would breach the Company Board’s fiduciary duties or such disclosure is otherwise required under applicable Legal Requirements; provided that the Company shall provide to Parent and Acquisition Sub as much prior written notice of such disclosure (including a copy thereof) as reasonably possible.

(d) If Parent and Acquisition Sub receive the notice contemplated by Section 6.6(a)(ii) within five (5) Business Days of the Meeting, the Company shall either proceed with the Meeting, or postpone the Meeting to a date that is not later than five (5) Business Days after the date of the postponed Meeting, all as reasonably directed by Parent.

6.7 Employee Benefits Matters.

(a) Parent agrees that all employees of the Company and the Company Subsidiaries who continue employment with Parent, the Company or any Subsidiary of the Company after the Effective Time (“Continuing Employees”) shall, following the Effective Time, be eligible to receive benefits that are, in the aggregate, substantially similar to the benefits they receive under the Plans immediately prior to the Effective Date. Nothing in this Agreement shall prevent Parent from modifying, amending or terminating any of its employee benefit plans.

(b) Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding equity plan participation and benefit accrual for defined benefit plans) for service with the Company or the Company Subsidiaries under the comparable employee benefit plans, programs and policies of Parent or the Company, as applicable, in which such employees became participants; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Company or any affiliate of Parent or the Company, or shall interfere with or restrict in any way the rights of Parent, the Company or any affiliate of Parent or the Company to discharge or terminate the services of any Continuing Employee. This Section 6.7 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Section 6.7 shall be construed to modify, amend, or establish any employee benefit plan, program, agreement or arrangement or in any way interfere with or restrict in any way the rights of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs, agreements or arrangements.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent will cause the Company and the Company Subsidiaries to fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any Indemnified Person, and (ii) any indemnification provision and any exculpation provision set forth in the Organizational Documents of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement. The Organizational Documents of the Company and the Company Subsidiaries shall continue to contain the provisions with respect to indemnification and exculpation from liability set forth in such Organizational Documents on the date of this Agreement, and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could materially adversely affect the rights thereunder of any Indemnified Person.

(b) Without limiting the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Person against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) or (ii) any of the transactions contemplated by this Agreement, in each case to the extent permitted and provided for in the Organizational Documents of the Company or the Company Subsidiaries, as applicable, as in effect at the date hereof and as permitted by applicable Legal Requirements.

(c) From the Effective Time through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 6.8(c) to expend in any one year an amount in excess of 200% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the Effective Time, which provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time.

(d) This Section 6.8 shall survive the Effective Time and shall also survive consummation of the Arrangement and the Effective Time. This Section 6.8 is intended to benefit, and may be enforced by, the Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Company.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of the Company Subsidiaries at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Person.”

6.9 Filings; Consents and Approvals.

(a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the CBCA, the HSR Act, Securities Laws and other applicable Legal Requirements with respect to the Arrangement; and (ii) use commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating the Arrangement and otherwise effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Authority in connection with the Arrangement, and (B) shall use commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Without limiting the generality of anything contained in Section 6.9(a) or Section 6.9(c), each party hereto shall (1) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Authority with respect to the Arrangement, (2) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (3) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Arrangement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 6.9(a) or Section 6.9(b), each of the Company, Parent and Acquisition Sub shall use commercially reasonable efforts to cause all conditions to the consummation of the Arrangement to be satisfied on a timely basis (to the extent the satisfaction of such conditions is within the Company’s, Parent’s or Acquisition Sub’s direct or indirect control) and to consummate the Arrangement on the earliest possible date.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act), neither party shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of any party.

6.10 Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Arrangement. Each party hereto, at the reasonable request of another party hereto, shall, and shall cause the proper officers or directors to, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the purpose of facilitating the consummation of the Arrangement.

6.11 Advice of Changes. The Company shall promptly notify Parent of any change or event occurring after the date of this Agreement having a Material Adverse Effect, or which the Company believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein such that one or more of the closing conditions in Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d) would not be satisfied by the latest possible Termination Date (as provided in the definition of such term); provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to Parent.

6.12 Pre-Acquisition Reorganization.

(a) Subject to this Section 6.12, the Company agrees that, upon request by Parent, the Company shall, and shall cause its Subsidiaries to, at the expense of Parent, use its commercially reasonable efforts to:

(i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as Parent may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(ii) cooperate with Parent and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.

(b) Parent acknowledges and agrees that the Pre-Acquisition Reorganizations shall:

(i) not delay or prevent consummation of the Arrangement and the transactions contemplated herein (including by giving rise to litigation by third parties) or have any adverse effect on the Securityholders including with respect to tax consequences;

(ii) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by Parent that these actions could require the consent of third parties under applicable Contracts and Governmental Authorities;

(iii) not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries;

(iv) not require the directors, officers, employees or agents of the Company or of its Subsidiaries to take any action in any capacity other than as a director, officer or employee; and

(v) be effective not more than three (3) days prior to the Effective Date.

(c) Parent further acknowledges and agrees that Parent shall pay the implementation costs and any reasonable direct costs and liabilities thereof, including employment costs, taxes and liabilities, that may be incurred to unwind any such transaction if the Arrangement is not completed, including actual out-of-pocket costs and reasonable expenses for filing fees and external counsel and auditors which may be incurred.

(d) Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least twenty (20) days prior to the Effective Date. Upon receipt of such notice, Parent and the Company shall, at the expense of Parent, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after Parent shall have waived or confirmed that all conditions to closing have been satisfied).

7.	CONDITIONS TO THE ARRANGEMENT

7.1 Mutual Conditions. The respective obligations of the parties hereto to consummate the Arrangement shall be subject to the satisfaction of each of the following conditions, which are for the mutual benefit of Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, and which may be mutually waived, in whole or in part, by Parent (on its own behalf and on behalf of Acquisition Sub) and the Company at any time on or before the Effective Date:

(a) the Arrangement Resolution shall have been approved and adopted by the requisite vote of the Securityholders at the Meeting in accordance with the Interim Order and applicable Legal Requirements;

(b) the Interim Order and the Final Order shall each have been obtained, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably;

(c) no provision of any applicable Legal Requirements shall be in effect, nor shall any foreign, federal or state court of competent jurisdiction or arbitrator have enacted, issued, promulgated, enforced or entered any judgment, injunction, decree, notice or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which shall have been entered since the date of this Agreement and shall remain in effect, that makes the Arrangement illegal or otherwise restrains, enjoins or otherwise prevents or prohibits the consummation of the Arrangement or any other transaction contemplated in this Agreement;

(d) the waiting period under the HSR Act applicable to the purchase of Company Shares pursuant to the Arrangement, together with any extensions thereof, and the antitrust or competition laws of any other applicable jurisdiction shall have expired or otherwise been terminated; and

(e) all Necessary Regulatory Approvals shall have been obtained (or concluded or, in the case of waiting or suspensory periods, expired or been terminated) and, in each case: (i) shall be in full force and effect; (ii) shall not be subject to any stop-order or proceeding seeking a stop-order or revocation, and (iii) shall not be subject to the requirement of divesture of assets or property, the expenditure of money by Parent or the Company or the imposition of any other condition adverse in any material respect to Parent or the Company.

7.2 Additional Conditions to the Obligations of Acquisition Sub and Parent. The obligations of Acquisition Sub and Parent to consummate the Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Acquisition Sub and Parent and may be waived, in whole or in part, by Parent on behalf of itself and Acquisition Sub) on or before the Effective Date:

(a) the Company shall have performed or complied in all material respects with all agreements and covenants in this Agreement required to be performed or complied with by the Company on or before the Effective Date;

(b) the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Company Subsidiaries), 3.3 (Organizational Documents), 3.4 (Capitalization, other than Section 3.4(a)), 3.5 (Authority Relative to this Agreement and the Arrangement) and 3.16(h) (specified representations with respect to Intellectual Property) (collectively, the “Specified Company Representations”), (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);

(c) the representations and warranties of the Company set forth in Section 3.4(a) (Capitalization) of the Agreement (the “Company Capitalization Representation”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date, other than in the case of clauses (i) and (ii) of this Section 7.2(c), inaccuracies or errors that would not result in the payment of an aggregate value of consideration in the Arrangement (including in respect of options, warrants and other securities convertible into or otherwise exercisable for Common Shares assumed by the Parent in connection with the Arrangement) that equals or exceeds 100.5% of the aggregate value of consideration otherwise payable in the Arrangement (including in respect of options, warrants and other securities convertible into or otherwise exercisable for Common Shares assumed by Parent in connection with the Arrangement) in the absence of such inaccuracy or error;

(d) the representations and warranties of the Company set forth in this Agreement (other than the Specified Company Representations and the Company Capitalization Representation), (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date), except in the case of clause (i) or clause (ii) above, for any failure to be so true and correct which has not had, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(d), no effect shall be given to any limitation utilizing the term “in all material respects” or “Material Adverse Effect” or any similar term set forth in any such representation or warranty;

(e) there shall not have occurred, exist or first become known since the date of this Agreement a Material Adverse Effect;

(f) no action or claim brought by a Governmental Authority shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent consummation of, or impose material adverse conditions on, any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, or (iii) affect adversely the right or powers of Parent or Acquisition Sub to exercise control over the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(g) no action or claim brought by any Person that could reasonably be expected to be successful on the merits shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent consummation of, or impose material adverse conditions on, any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, or (iii) affect adversely the right or powers of Parent or Acquisition Sub to exercise control over the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(h) none of the Support Agreements shall have been terminated by Parent in accordance with the terms thereof as a result of a Shareholder (as defined in the applicable Support Agreement) not having complied with (i) its covenants to Parent contained in Section 2.1(a) of the applicable Support Agreement in all material respects or (ii) its covenants to Parent contained in any of Sections 2.1(b) to 2.1(j) of the applicable Support Agreement that would prevent or materially delay the consummation of the Arrangement beyond the latest possible Termination Date (as provided in the definition of such term);

(i) the Plan of Arrangement shall not have been modified or amended in a manner that increases the aggregate consideration payable by Parent to securityholders of the Company in connection with the Arrangement or that is otherwise adverse to Parent or Acquisition Sub without Parent’s consent, acting reasonably;

(j) the aggregate number of Common Shares held, directly or indirectly, by Dissenting Shareholders with respect to which Dissent Rights have been exercised within the time period prescribed by the Plan of Arrangement in connection with the Arrangement shall not exceed 7% of the outstanding Common Shares as of the Effective Time; and

(k) Acquisition Sub shall have received a certificate of the Company signed by a senior officer of the Company and dated the Effective Date certifying that the conditions set out in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) have been satisfied.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Arrangement shall be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of the Company and may be waived by the Company) on or before the Effective Date:

(a) each of Parent and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants in this Agreement required to be performed or complied with by Parent or Acquisition Sub on or before the Effective Date;

(b) the representations and warranties of Parent and Acquisition Sub set forth in this Agreement, (i) shall have been true and correct in all material respects as of the date of this Agreement or (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date), except in the case of this clause (ii), for any failure to be so true and correct which has not had, individually or in the aggregate, materially adversely affected the ability of Parent or Acquisition Sub to fulfill their obligations under this Agreement; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this clause (ii), no effect shall be given to any limitation utilizing the term “in all material respects” or “Material Adverse Effect” or any similar term set forth in any such representation or warranty;

(c) the Company shall have received a certificate of Parent and Acquisition Sub, signed by a senior officer of Parent and Acquisition Sub and dated the Effective Date, certifying that the conditions set out in Sections 7.3(a) and 7.3(b) have been satisfied; and

(d) Acquisition Sub shall have deposited with the Depositary (as defined in the Plan of Arrangement) sufficient funds to complete the transactions contemplated by the Plan of Arrangement and the Depositary shall have confirmed to the Company the receipt of such funds, which will be held by the Depositary in an escrow or restricted account pursuant to an agreement among Acquisition Sub, Acquisition Sub’s lenders and the Depositary, in a form satisfactory to the Company, acting reasonably, pursuant to which the Depositary will be irrevocably authorized and instructed to release the funds to the Securityholders, in its capacity as depositary in respect of the Arrangement, upon the Arrangement becoming effective.

7.4 Satisfaction of Conditions. The conditions precedent set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

8.	TERMINATION OF AGREEMENT

8.1 Term. This Agreement shall be effective from the date of this Agreement until the earlier of: (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

8.2 Termination. This Agreement may:

(a) be terminated either by Parent and Acquisition Sub or the Company if any Law makes the consummation of the Arrangement illegal or the Arrangement is otherwise prohibited by any injunction or restraining order that has become final and non-appealable;

(b) be terminated either by Parent and Acquisition Sub or the Company if the Arrangement Resolution fails to receive the Required Securityholder Vote at the Meeting;

(c) be terminated by the Company (A) if Parent or Acquisition Sub shall not have performed in any material respect any covenant required to be performed by them under this Agreement prior to the Effective Time (unless such non-performance, if capable of being remedied, is remedied by Parent or Acquisition Sub within ten (10) days from the date of notice of such non-performance from the Company unless such non-performance is a direct result of any non-performance by the Company of its obligations hereunder) or (B) if Parent or Acquisition Sub breaches any one or more of their representations and warranties contained in this Agreement, which breach(es) would give rise to the failure of a condition set forth in Section 7.3(b) (unless such breach, if capable of being remedied, is remedied by Parent or Acquisition Sub within ten (10) days from the date of notice of such breach from the Company);

(d) be terminated by Parent and Acquisition Sub (A) if the Company shall not have performed in any material respect any covenant required to be performed by it under this Agreement prior to the Effective Time (unless such non-performance, if capable of being remedied, is remedied by the Company within ten (10) days from the date of notice of such non-performance from Parent or unless such non-performance is a direct result of any non-performance by Parent or Acquisition Sub of its obligations hereunder) or (B) if the Company breaches any one or more of its representations and warranties contained in this Agreement, which breach(es) would give rise to the failure of a condition set forth in Sections 7.2(b), 7.2(c) or 7.2(d) unless such breach, if capable of being remedied, is remedied by the Company within ten (10) days from the date of notice of such breach from Parent);

(e) be terminated by Parent and Acquisition Sub if (i) the Company Board shall have made a Change in Recommendation, (ii) the Company Board shall have approved or recommended an Acquisition Proposal or shall have failed to reaffirm the Company Board Recommendation by press release within five (5) Business Days after public announcement of the making or the intention to make or propose any Acquisition Proposal, or (iii) the Company shall have entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.5(a));

(f) prior to obtaining the Required Securityholder Vote, be terminated by the Company in order to enter into a binding definitive acquisition agreement with respect to, a Superior Proposal, subject to complying with the terms of Section 6 and Section 8.3(a)(i); or

(g) be terminated either by Parent or the Company if the Effective Date does not occur on or prior to the Termination Date, provided that the failure of the Effective Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating this Agreement or any Affiliate of such party;

in each case, except as specified in Section 8.2(f), prior to the Effective Time.

8.3 Termination Fee and Expense Reimbursement.

(a) Notwithstanding any other provision of this Agreement relating to the payment of fees, the Company shall pay to Parent a termination fee in the amount of $600,000 in immediately available funds to an account designated by Parent (the “Specified Termination Fee”) if this Agreement shall have been terminated pursuant to Section 8.2(b), in which case payment shall be made within two (2) Business Days of such termination, or a termination fee in the amount of $2,350,000 in immediately available funds to an account designated by Parent (the “Termination Fee”), if:

(i) the Company shall have terminated this Agreement pursuant to Section 8.2(f), in which case payment shall be made before or concurrently with such termination and shall be a condition of the effectiveness of such termination;

(ii) Parent and Acquisition Sub shall have terminated this Agreement pursuant to Section 8.2(e), in which case payment shall be made within two (2) Business Days of such termination; or

(iii) this Agreement shall have been terminated pursuant to (x) Section 8.2(d)(A) in circumstances where an Acquisition Proposal is publicly announced and not withdrawn prior to the termination of the Agreement or (y) Section 8.2(g) in circumstances where an Acquisition Proposal is publicly announced and not withdrawn prior to the termination of this Agreement, and, in each case of clause (x) or clause (y), within twelve (12) months following the date of such termination, the Company enters into a binding definitive agreement with respect to the same Acquisition Proposal or another Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.5(a)), in which case payment shall be made upon the entering into of such agreement; provided that with respect to another Acquisition Proposal, references in the definition of the term “Acquisition Proposal” to the phrase “20% or more” shall be deemed to be replaced by the phrase “50.1% or more”.

(b) In addition to any Specified Termination Fee or Termination Fee payable under this Section 8, if this Agreement is terminated pursuant to Section 8.2(b), Section 8.2(d), Section 8.2(e) or Section 8.2(f), the Company shall pay to Parent the Expense Reimbursement Amount, in immediately available funds to an account designated by Parent. The “Expense Reimbursement Amount” shall be the amount of out-of-pocket expenses reasonably incurred by Parent and Acquisition Sub in connection with this Agreement and the Arrangement, up to a maximum of $800,000, and shall be payable within two (2) Business Days of the termination of this Agreement.

8.4 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant contained in this Agreement; provided, however, that Parent and Acquisition Sub acknowledge and agree that in any circumstance where Parent is entitled to be paid the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof, as the case may be, the payment of the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof is the sole and exclusive remedy of Parent and Acquisition Sub with respect to this Agreement or any matter arising hereunder. Parent and Acquisition Sub agree that the payment of the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof, as the case may be, constitutes payment of liquidated damages that are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the termination of this Agreement. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.5 Fees and Expenses. Except as provided in Section 8.3, all fees, costs and expenses incurred in connection with this Agreement, the Support Agreements and the Arrangement shall be paid by the party incurring such fees, costs or expenses, whether or not the Arrangement is consummated.

9.	GENERAL PROVISIONS

9.1 Amendment. Subject to any requirements imposed by applicable Legal Requirements or by the Court, this Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties, including an extension of the Termination Date;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d) waive compliance with or modify any conditions precedent herein contained;

provided, however, that, no such amendment may reduce or otherwise adversely affect the consideration to be received by the Securityholders under the Arrangement without their approval at the Meeting or, following the Meeting, without their approval given in the same manner as required by applicable Legal Requirements for the approval of the Arrangement Resolution as may be required by the Court. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

BakBone Software Incorporated

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

Facsimile No: 858-450-9929

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Facsimile No: 650-849-7400

Attention: David A. Lipkin

and

Burnet, Duckworth & Palmer LLP

Suite 1400, 350 7th Ave SW

Calgary, AB T2P 3N9

Facsimile No: 403-260-0332

Attention: Kelsey Clark

if to Parent or Acquisition Sub:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Facsimile No: 949-754-8799

Attention: David P. Cramer, General Counsel

with a copy (which shall not constitute notice) to each of:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Facsimile No: 714-755-8290

Attention: Charles K. Ruck

and

Stikeman Elliott S.E.N.C.R.L., s.r.l. / LLP

1155, boul. René-Lévesque Ouest, 40e étage

Montréal, QC, Canada H3B 3V2

Facsimile No: 514-397-3222

Attention: John Leopold

9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.6 Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, and that no Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or otherwise Made Available to Parent or to any of its Representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business and operations of the Company or any of the Company Subsidiaries; and (c) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that no Representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, or any third party, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, provided, however, that each of Parent and Acquisition Sub may assign their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent to the extent Acquisition Sub and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned Subsidiary of its obligations hereunder, and provided further that Parent may, at its discretion, elect to proceed with the acquisition directly (as opposed to indirectly through Acquisition Sub).

9.9 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, and notwithstanding any other provision of this Agreement (including Section 9), any party hereto shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof.

9.10 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic Legal Requirements of the Province of Alberta and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the Province of Alberta and the laws of Canada applicable therein. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the Province of Alberta. The Parties hereby consent to the jurisdiction of the Courts of Alberta and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Arrangement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) Unless otherwise indicated, all references herein to Sections, Exhibits or Schedules shall be deemed to refer to Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(f) All references to a document or instrument having been “Made Available” to Parent shall be deemed to include the making available of such document or instrument to Parent’s legal or financial advisor or to any other Representative of Parent, including by posting such document in an electronic data room.

(g) Unless otherwise specifically indicated or the context otherwise requires, all references in this Agreement to “$” are intended to refer to U.S. dollars.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Obligation of Parent. Parent shall ensure that each of Acquisition Sub and the Company duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Company under this Agreement following the Effective Time, and Parent shall be jointly and severally liable with Acquisition Sub and the Company for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.15 Disclosure Letter. The Disclosure Letter has been arranged, for purposes of convenience only, as separate sections and subsections corresponding to the Sections and subsections of Section 3. Any information set forth or referred to in any section or subsection of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in, and shall be deemed to qualify and limit all representations and warranties of the Company set forth in any Section or subsection of Section 3 that is explicitly cross-referenced therein or whose numbering corresponds with such section or subsection of the Disclosure Letter. The information set forth in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUEST SOFTWARE, INC.

By	/s/ DAVID CRAMER
Name:	David Cramer
Title:	Vice President, General Counsel and Secretary

BOLTS ACQUISITION CORPORATION

By	/s/ DAVID CRAMER
Name:	David Cramer
Title:	Vice President, General Counsel and Secretary

BAKBONE SOFTWARE INCORPORATED

By	/s/ STEVE MARTIN
Name:	Steve Martin
Title:	Senior Vice President, Chief Financial Officer and Chief Executive Officer

[Signature page to Arrangement Agreement]

ANNEX A

NECESSARY REGULATORY APPROVALS

Investment Canada Act

If necessary, “Necessary Regulatory Approvals” as defined in Section 1.1 of this Agreement shall include, in the event that the Canadian Minister of Industry sends to the Parent or Acquisition Sub a notice under subsection 25.2(1) of the Investment Canada Act or the Governor-in-Council has made an order under subsection 25.3(1) of the Investment Canada Act in relation to the transactions contemplated by this Agreement, receipt by the Parent or Acquisition Sub of: (i) a notice under subsection 25.2(4)(a) of the Investment Canada Act indicating that no national security review order will be made; (ii) a notice under subsection 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken; or (c) a copy of an order under subsection 25.4(1)(b) authorizing the transactions contemplated by this Agreement provided that order is on terms and conditions satisfactory to Parent in its sole discretion.

ANNEX B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	the arrangement under section 192 of the Canada Business Corporations Act (the “Arrangement”) substantially as set forth in the plan of arrangement (the “Plan of Arrangement”) attached as a schedule to the Management Information Circular of BakBone Software Incorporated dated November 8, 2010 (the “Information Circular”) accompanying the notice of meeting be and is hereby authorized, approved, ratified and confirmed;

2.	the arrangement agreement among BakBone Software Incorporated (the “Company”), Quest Software, Inc. and Bolts Acquisition Corporation dated November 8, 2010 (the “Arrangement Agreement”), a copy of which is attached as a schedule to the Information Circular accompanying the notice of meeting, with such amendments or variations thereto made in accordance with the terms of the Plan of Arrangement or Section 9.1 of the Arrangement Agreement be and is hereby authorized, approved, ratified and confirmed;

3.	notwithstanding that this resolution has been duly passed and/or has received the approval of the Court of Queen’s Bench of Alberta, the board of directors of the Company may, without further notice to or approval of the securityholders of the Company, subject to the terms of the Arrangement, (i) amend or terminate the Arrangement Agreement or the Plan of Arrangement or (ii) revoke this resolution at any time prior to the filing of articles of arrangement giving effect to the Arrangement; and

4.	any director or officer of the Company is hereby authorized, for and on behalf of the Company, to execute and deliver articles of arrangement and to execute, with or without the corporate seal, and, if, appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.

ANNEX C

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“Acquisition Sub” means Bolts Acquisition Corporation, a Canadian corporation and a wholly owned subsidiary of Parent.

(b)	“Arrangement” means an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made (i) in accordance with Section 9.1 of the Arrangement Agreement, (ii) in accordance with Article 6, or (iii) at the direction of the Court in the Final Order.

(c)	“Arrangement Agreement” means the agreement dated as of November 8, 2010, among Parent, Acquisition Sub and the Company, as the same may be supplemented or amended from time to time.

(d)	“Arrangement Resolution” means the resolution to be considered and if thought fit, passed, by the Securityholders at the Meeting to approve this Plan of Arrangement to be substantially in the form and content of Annex B annexed to the Arrangement Agreement.

(e)	“Business Day” means any day on which commercial banks are generally open for business in San Diego, California, and Calgary, Alberta, other than a Saturday or a Sunday.

(f)	“CBCA” means the Canada Business Corporations Act, including the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

(g)	“ColdSpark Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 11, 2009, by and among the Company, Chickasaw Acquisition Corporation, Chickasaw Acquisition Corporation II, ColdSpark, Inc. and Tom Neustaetter as stockholder representative.

(h)	“ColdSpark Settlement Agreement” means that certain Settlement Agreement and General Release of Claims dated as of November 8, 2010, by and among JK&B Capital IV and JK&B Capital IV QIP, and Tom Neustaetter, individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined therein), on the one hand, and the Company, on the other hand.

(i)	“Common Shareholders” means holders of Common Shares, in their capacities as such.

(j)	“Common Shares” means the Common Shares of the Company.

(k)	“Company” means BakBone Software Incorporated, a Canadian corporation.

(l)	“Company Option Plans” means the 2000 Stock Option Plan, the 2002 Stock Option Plan and the BakBone Software Incorporated 2003 Equity Incentive Plan.

(m)	“Company Options” means options to purchase Common Shares from the Company, whether granted by the Company pursuant to the Company Option Plans or otherwise.

(n)	“Company RSU Plan” means the Stand-Alone Restricted Stock Unit Award Agreement dated April 27, 2007, as amended.

(o)	“Company RSUs” means restricted Common Share units of the Company, whether granted by the Company pursuant to the Company RSU Plan or otherwise.

1

(p)	“Company Shareholders” means holders of Company Shares, in their capacities as such.

(q)	“Company Shares” means, collectively, Common Shares and Preferred Shares.

(r)	“Company Warrants” means warrants to purchase Common Shares from the Company.

(s)	“Court” means the Court of Queen’s Bench of Alberta.

(t)	“Depositary” means such reputable financial institution as Acquisition Sub may determine prior to the mailing of the Letter of Transmittal with the consent of the Company.

(u)	“Director” means the Director appointed pursuant to Section 260 of the CBCA.

(v)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 4.1.

(w)	“Dissenting Shareholders” means Common Shareholders, if any, who have duly and validly exercised their Dissent Rights in compliance with the Dissent Rights and such Dissent Rights have not terminated.

(x)	“Dissenting Shares” means the Common Shares held by Dissenting Shareholders, if any.

(y)	“Effective Date” means the date when the Arrangement becomes effective pursuant to the CBCA and the Final Order.

(z)	“Effective Time” means 12:01 a.m. on the Effective Date.

(aa)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

(bb)	“Final Order” means the order of the Court approving the Arrangement under the CBCA as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal.

(cc)	“Governmental Authority” means any (i) U.S., Canadian, federal, state, provincial, local or foreign government, (ii) governmental commission, quasi-governmental entity, board, body, bureau, agency, or other judicial, administrative or regulatory (including stock exchange) authority of any nature, including courts and other judicial bodies, (iii) any self regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

(dd)	“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court.

(ee)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders providing for the delivery of the Common Shares and Preferred Shares held by such holders, as applicable, to the Depositary.

(ff)	“Lien” means any lien, mortgage, encumbrance, pledge or security interest.

(gg)	“Meeting” means the special meeting of the Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called in accordance with the Interim Order to consider the Arrangement Resolution.

(hh)	“Notice of Dissent” means a notice of dissent duly and validly given by a Common Shareholder exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4.

(ii)	“Optionholders” means holders of Company Options, in their capacities as such.

(jj)	“Parent” means Quest Software, Inc., a Delaware corporation.

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(kk)	“Per Share Common Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(ll)	“Per Share Preferred Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(mm)	“Person” means an individual or Entity.

(nn)	“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order.

(oo)	“Pre-Acquisition Reorganization” has the meaning assigned to such term in the Arrangement Agreement.

(pp)	“Preferred Shareholders” means holders of Preferred Shares, in their capacities as such.

(qq)	“Preferred Shares” means the Series A Preferred Shares of the Company.

(rr)	“Securityholders” at any time means, collectively, the Company Shareholders, Optionholders and Warrantholders at such time.

(ss)	“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security, Canada Pension Plan, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

(tt)	“Warrantholders” means holders of Company Warrants, in their capacities as such.

1.2 Interpretation not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Plan of Arrangement, as applicable.

1.3 Number and Gender

For purposes of this Plan of Arrangement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

1.4 Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal are Calgary, Alberta time unless otherwise stipulated herein or therein.

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1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

1.7 Statutory References

Unless otherwise stated, all references in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1 Binding Effect

(a)	At the Effective Time, the Arrangement shall be binding upon (i) the Company, (ii) the Securityholders, Acquisition Sub and Parent, in each case without any further authorization, act or formality, on the part of the parties participating in the Plan of Arrangement, the Court or the Director.

(b)	None of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall become effective.

(c)	The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective on the Effective Date and that each of the provisions of Article 3 below has become effective in the sequence set out therein and each section will be deemed to be completed prior to the provisions of the next section.

ARTICLE 3

ARRANGEMENT

3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur at the times set out below, in each case without any further authorization, act or formality of the Company, any Securityholder, Acquisition Sub, Parent or any other Person.

(a)	As at the last moment of the day immediately prior to the Effective Date, the Company shall have implemented the Pre-Acquisition Reorganization, if any.

(b)	At the Effective Time:

(i)	all of the Company Options and Company RSUs granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holders thereof to the Company (free and clear of any Liens) for no consideration;

(ii)	with respect to each Company Option and Company RSU, the holder thereof will cease to be the holder of such Company Option or Company RSU, will cease to have any rights as a holder in respect of such Company Option or Company RSU or under the applicable Company Option Plan or the Company RSU Plan, and such holder’s name will be removed from the registers of Company Options and Company RSUs with respect to such Company Options and Company RSUs;

(iii)	the Company Options and the Company RSUs will be cancelled; and

(iv)	the Company Option Plans and the Company RSU Plan will be cancelled;

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(c)	Immediately after the steps in Section 3.1(b) occur;

(i)	all of the Company Warrants issued and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holders thereof to the Company (free and clear of any Liens) for no consideration;

(ii)	with respect to each Company Warrant, the holder thereof will cease to be the holder of such Company Warrant, will cease to have any rights as a holder in respect of such Company Warrant, and such holder’s name will be removed from the registers of Company Warrants with respect to such Company Warrants; and

(iii)	the Company Warrants will be cancelled;

(d)	Immediately after the steps in Section 3.1(c) occur, all Common Shares that were subject to future issuance pursuant to the ColdSpark Merger Agreement but which have not as of the Effective Date been issued, shall be issued to the Persons entitled to receive such Common Shares pursuant to the ColdSpark Merger Agreement, subject to and in accordance with the terms and conditions of ColdSpark Settlement Agreement;

(e)	Immediately after the steps in Section 3.1(d) occur:

(i)	all Dissent Shares outstanding immediately prior to the Effective Time will be and will be deemed to be transferred by the Dissenting Shareholders to Acquisition Sub (free and clear of any Liens); and

(ii)	with respect to each Dissent Share:

(A)	each Dissenting Shareholder will cease to be the holder of Dissent Shares, and to have any rights as holders of such Dissent Shares other than the right to be paid fair value for such Dissent Shares as set out in Section 4.1(a);

(B)	each Dissenting Shareholder’s name will be removed from the central securities register with respect to such Dissent Shares; and

(C)	legal and beneficial title to such Dissent Shares will vest in Acquisition Sub and Acquisition Sub will be and be deemed to be the transferee and legal and beneficial owner of such Dissent Shares and will be entered in the central securities register as the sole holder thereof and the former holder and beneficial owner of such Dissent Shares will cease to have any rights as a shareholder in respect of such Dissent Share;

(f)	Immediately after the steps in Section 3.1(e) occur:

(i)	all Common Shares outstanding immediately prior to the Effective Time (other than Dissent Shares), and immediately after giving effect to the steps in Section 3.1(d), will be and be deemed to be transferred by the Common Shareholders to Acquisition Sub (free and clear of any Liens) in exchange for a cash payment equal to the Per Share Common Purchase Price for each such Common Share;

(ii)	all Preferred Shares outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the Preferred Shareholders to Acquisition Sub (free and clear of any Liens) in exchange for a cash payment equal to the Per Share Preferred Purchase Price for each such Preferred Share; and

(iii)	with respect to each Company Share (other than Dissent Shares):

(A)	the holder thereof will cease to be the holder of such Company Share;

(B)	the holder’s name will be removed from the central securities register with respect to such Company Share; and

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(C)	legal and beneficial title to such Company Share will vest in Acquisition Sub and Acquisition Sub will be and be deemed to be the transferee and legal and beneficial owner of such Company Share and will be entered in the central securities register as the sole holder thereof and the former holder and beneficial owner of such Company Share will cease to have any rights as a shareholder in respect of such Company Share.

ARTICLE 4

DISSENT RIGHTS

4.1 Rights of Dissent

Pursuant to the Interim Order, each Common Shareholder may exercise rights of dissent (“Dissent Rights”) as provided under Section 190 of the of the CBCA as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the Arrangement Resolution must be received by the Company before 5:00 p.m. on the Business Day immediately preceding the Meeting. Common Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Common Shares to Acquisition Sub pursuant to Section 3.1(f)(i) in consideration of such fair value; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Common Shareholder that has not exercised Dissent Rights, as at and from the time specified in Section 3.1(f) for the consideration set forth in Section 3.1(f)(i);

but in no case will Parent, Acquisition Sub, the Company or any other Person be required to recognize such holders as Common Shareholders after the completion of the step set forth in Section 3.1(a) and each Dissenting Shareholder will cease to be entitled to the rights of a Common Shareholder in respect of the Common Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register will be amended to reflect that such former holder is no longer the holder of such Common Shares as and from the Effective Time.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1 Payments of Consideration

(a)	At or before the Effective Time, Acquisition Sub shall deposit, and Parent shall cause Acquisition Sub to deposit, with the Depositary in escrow for the benefit of the Company Shareholders, cash in the aggregate amount equal to the payments contemplated by Section 3.1(f)(i) (calculated without reference to whether any Common Shareholders have exercised or may exercise Dissent Rights) and Section 3.1(f)(ii). As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder of such surrendered certificate will be entitled to receive in exchange therefor, the cash which such Company Shareholder has the right to receive under the Arrangement for such Company Shares, and any certificate so surrendered will forthwith be cancelled. The cash deposited with the Depositary will be held in an interest-bearing account and any interest earned on such funds will be for the account of Acquisition Sub.

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(b)	Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Company Shares will be deemed at the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 5.1.

(c)	The Company, Acquisition Sub and Parent shall cause the Depositary, in the case of a former holder of Company Shares, as soon as practicable following the time the former holder becomes entitled to a cash payment in accordance with Section 5.1(a), to:

(A)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Letter of Transmittal;

(B)	if requested by such former holder in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder; or

(C)	if the Letter of Transmittal neither specifies an address nor contains a request as described in Sections 5.1(c)(A) and 5.1(c)(B), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the central securities register maintained by or on behalf of the Company in respect of Company Shares immediately prior to the Effective Time:

a check representing the net cash payment, if any, payable to such former holder in accordance with the provisions hereof.

(d)	If any holder of Company Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing the Company Shares (or a bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for the Company Shares, on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have surrendered and forfeited to the Company or Acquisition Sub, as applicable, any cash consideration held by the Depositary in trust for such holder to which such holder is entitled. Any certificate formerly representing the Company Shares shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to the Company or Acquisition Sub, as applicable and shall be cancelled. Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the cash consideration for Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Company or Acquisition Sub, as applicable, for no consideration.

5.2 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by Acquisition Sub pursuant to Section 3.1(e)(i), Section 3.1(f)(i) or Section 3.1(f)(ii) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in relation to for such lost, stolen or destroyed certificate, the net cash payment which the former holder of such Company Shares is entitled to receive pursuant to Section 3.1(e)(i), Section 3.1(f)(i) or Section 3.1(f)(ii), as applicable. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the person to whom the payment is made will, as a condition precedent to the delivery thereof, give a bond satisfactory to Acquisition Sub, the Company and the Depositary in such sum as Acquisition Sub may direct or otherwise indemnify Acquisition Sub and the Company in a manner reasonably satisfactory to Acquisition Sub and the Company against any claim that may be made against Acquisition Sub and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

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ARTICLE 6

AMENDMENTS

6.1 Amendments to Plan of Arrangement

(a)	The Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Acquisition Sub (such approval not to be unreasonably withheld), (iii) filed with the Court and, if made following the Meeting, approved by the Court and (iv) communicated to Securityholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Meeting (provided that Acquisition Sub has consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if (i) it is consented to in writing by each of the Company, Parent and Acquisition Sub and (ii) if required by the Court or applicable law, it is consented to by Securityholders voting in the manner directed by the Court.

(d)	Notwithstanding Section 6.1(c), any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Acquisition Sub provided that it concerns a matter which, in the reasonable opinion of Acquisition Sub, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Securityholder.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company, Parent and Acquisition Sub will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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